Exhibit 10.1

LOAN AND SECURITY AGREEMENT
by and among
MARLIN RECEIVABLES CORP.
as Borrower,
MARLIN LEASING CORPORATION
as Originator, Servicer and Guarantor,
MARLIN BUSINESS SERVICES CORP.
as Parent and Guarantor,
and
WELLS FARGO FOOTHILL, LLC
as Lender
Dated as of October 9, 2009

LOAN AND SECURITY AGREEMENT
               THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of October 9, 2009, by and between WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company (“Lender”), MARLIN RECEIVABLES CORP., a Nevada corporation (“Borrower”), MARLIN LEASING CORPORATION, a Delaware corporation (“Originator” or “Servicer”), and MARLIN BUSINESS SERVICES CORP., a Pennsylvania corporation (“Parent”).
               The parties agree as follows:
1. DEFINITIONS AND CONSTRUCTION.
     1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:
               “Account” means an “account” (as that term is defined in the Code), and any and all supporting obligations in respect thereof.
               “Account Debtor” means any Person who is or may become obligated under, with respect to, or on account of, an Account, Chattel Paper, Lease, payment intangible or a General Intangible.
               “ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Borrower.
               “Additional Documents” has the meaning set forth in Section 4.5(c).
               “Advance” and “Advances” have the respective meanings set forth in Section 2.1(a).
               “Advance Request” means a written request for an Advance substantially in the form of Exhibit A-1 attached hereto.
               “Affiliate” means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Leases and Section 7.13 hereof: (a) any Person which owns directly or indirectly 20% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 20% or more of the partnership, membership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.
               “Agreement” has the meaning set forth in the preamble hereto.
               “Applicable Laws” means all applicable laws, rules, regulations and orders of any Governmental Authority, including, without limitation, Credit Protection Laws.
               “Applicable Margin” means four percent (4.00%) per annum.

               “Applicable Prepayment Premium” has the meaning set forth in the Fee Letter.
               “Approved Forms” means the forms of lease application, lease agreements, guaranties, landlord/mortgage waiver and consent and related documents used by Borrower or Originator (in the case of Lease Documents to be transferred to Borrower) in the conduct of its business with lessees and substantially similar in scope and content and otherwise no less restrictive than the forms attached as an exhibit to the Closing Certificate, which forms shall be in form and substance satisfactory to Lender, together with such changes and modifications or additions thereto from time to time as are made, with the prior written consent of Lender, in the case of material changes, modifications or additions that adversely affect the rights of Borrower or Servicer or Borrower’s or Servicer’s ability to realize on Borrower Leases and related Collateral.
               “Asset-Backed Facility” means any or all of the Series 2002-A Facility, the Series 2005-1 Facility, the Series 2006-1 Facility, the Series 2007-1 Facility, or any other asset-backed financing or securitization facility entered into by Parent, Originator or any of their Subsidiaries (other than Borrower) with respect to the sale or financing of Leases.
               “Asset-Backed Facility Documents” means, collectively, the material operative documents evidencing, governing or executed in connection with an Asset-Backed Facility.
               “Assignee” has the meaning set forth in Section 14.1(a).
               “Authorized Person” means any Executive Officer or other officer or employee of a Loan Party identified in Schedule 1.1 attached hereto, as amended, from time to time, in a written notice from an Executive Officer to Lender.
               “Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances hereunder (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).
               “Backup Servicer” means Wells Fargo, its successors and permitted assigns, in the capacity of servicer under a Backup Servicing Agreement.
               “Backup Servicing Agreement” means a backup servicing agreement between Backup Servicer and Borrower, in form and substance satisfactory to Lender.
               “Backup Servicing Fees” means, so long as any replacement servicing agreement, including the Backup Servicing Agreement, is in effect, the monthly fee payable to the back-up servicer named therein.
               “Bank Product” means any financial accommodation extended to Borrower by a Bank Product Provider (other than pursuant to this Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.
               “Bank Product Agreements” means those agreements entered into from time to time by Borrower with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
               “Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrower is obligated to reimburse to Lender as a result of Lender’s purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Borrower.
               “Bank Product Provider” means Wells Fargo or any of its Affiliates.
               “Bank Product Reserve” means, as of any date of determination, the lesser of (a) $3,000,000 and (b) the amount of reserves, if any, that Lender has established (based upon the Bank Product Providers’ reasonable determination of the credit exposure of Borrower in respect of Bank Products) in respect of Bank Products then provided or outstanding.
               “Bankruptcy Code” means the United States Bankruptcy Code, as in effect from time to time.
               “Base LIBOR Rate” means, for a calendar month, the greater of (a) the rate per annum, determined by Lender in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of such calendar month or, if such day is not a Business Day, on the preceding Business Day) in the amount of $1,000,000 are offered to major banks in the London interbank market on or about 11:00 a.m. (London time) two (2) Business Days prior to the first day of such calendar month, for a term of three (3) months, which determination shall be conclusive in the absence of manifest error, and (b) one and one-half percent (1.50%) per annum.
               “Base Rate” means the greatest of (a) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate, (b) the sum of (i) the Federal Funds Rate, as in effect from time to time, plus (ii) one-half of one percent (0.50%) and (c) one and one-half percent (1.50%) per annum.
               “Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Loan Party or any Subsidiary or ERISA Affiliate of any Loan Party has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.
               “Board of Directors” means the board of directors (or comparable managers or managing members) of a Person or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers or managing members).
               “Books” means all of a Person’s and its Subsidiaries’ now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of such Person’s or its Subsidiaries’ Records relating to their business operations or financial condition, and all of their goods or General Intangibles related to such information).
               “Borrower” has the meaning set forth in the preamble to this Agreement.
               “Borrower Interest Coverage Ratio” means, as of any date of determination and for the applicable period, the ratio of (a) EBITDA to (b) Interest Expense, in each case as determined on a consolidated basis for Borrower and its Subsidiaries.

               “Borrower Lease” means, as of any date of determination, each Lease with respect to which Borrower is the lessor as of such date.
               “Borrower Portfolio” means (i) for purposes of Section 7.17(d), as of any date of determination, all Leases that were Borrower Leases at such date of determination, (ii) for purposes of Section 7.17(e), for any twelve-month period of determination, all Leases that were Borrower Leases at any time during such period, and (iii) for purposes of Section 7.17(f), for any origination period, all Borrower Leases originated or acquired by Borrower during such origination period, whether or not constituting Borrower Leases or otherwise owned by Borrower as of the applicable date of the calculation of the Static Loss Pool Ratio.
               “Borrower Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) the outstanding amount of all Indebtedness, minus (ii) all Subordinated Debt, to (b) Tangible Net Worth (as calculated to exclude any non-cash gains and losses, with respect to any asset or liability arising out of Hedge Agreements, otherwise included in the calculation thereof) as of such date, in each case as determined on a consolidated basis for Borrower and its Subsidiaries.
               “Borrowing” means a borrowing hereunder consisting of Advances.
               “Borrowing Base” means, as of any date of determination, the result of:
               (a) 80% times the Net Investment in Eligible Leases, minus
               (b) the sum of (i) the Bank Product Reserve, if any, and (ii) the aggregate amount of reserves, if any, established by Lender under Section 2.1(b).
               “Borrowing Base Certificate” means a certificate executed by an Authorized Person used to determine the Borrowing Base substantially in the form of Exhibit B-1 or as otherwise modified from time to time by agreement of Lender and Borrower. Solely for purposes of calculating Availability under any Borrowing Base Certificate delivered as of the date of any requested Advance in accordance with Section 6.2(b) (other than any Advance to be made on a Payment Date after the application of amounts on deposit in the Collection Account in accordance with Section 2.3(b)), Borrower shall be permitted to subtract from the outstanding balance of Advances reflected in such Borrowing Base Certificate the amount, as determined by Borrower consistent with the “waterfall” set forth in Section 2.3(b)(i) but subject to confirmation by Lender, of funds on deposit in the Collection Account that will be applied to outstanding Advances in accordance with Section 2.3(b)(i)(L) on the next occurring Payment Date.
               “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
               “Capitalization Event” means any event whereby the De Novo Period has expired or MBB is otherwise permitted by all applicable Governmental Authorities to increase its capitalization, in either case so as to allow MBB to increase its assets in excess of the limits currently applicable to MBB.
               “Capitalization Event Distributions” means one or more distributions or dividends by Servicer to Parent, following the occurrence of a Capitalization Event.
               “Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

               “Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds or mutual funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.
               “Cash Management Bank” has the meaning set forth in Section 2.6(a).
               “Certificate of Title” means, with respect to any Leased Equipment subject to a certificate of title act or statute, the certificate of title or equivalent document issued by the jurisdiction in which such Leased Equipment is located, evidencing ownership thereof and the holder(s) of a Lien therein.
               “Change of Control” means that (a) Parent ceases to own and control 100% of the outstanding Stock of Originator, (b) Originator ceases to own and control 100% of the outstanding Stock of Borrower, (c) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25%, or more, of the Stock of Parent having the right to vote for the election of members of its Board of Directors, (d) a majority of the members of the Board of Directors of any Loan Party do not constitute Continuing Directors.
               “Chattel Paper” means “chattel paper,” as that term is defined in the Code, and in the case of Borrower specifically includes, without limitation, all of Borrower’s right, title and interest in, to and under a Lease.
               “Closing Certificate” means the certificate delivered by an Executive Officer to Lender on or before the Closing Date, substantially in the form provided by Lender.
               “Closing Date” means the date of this Agreement.
               “Closing Date Business Plan” means the set of Projections of Borrower (on a consolidating basis) and Originator (on a consolidated basis) for the period commencing on June 30, 2009 and ending on December 31, 2011 (on a month-by-month basis through December 31, 2010, and an annual basis thereafter), in form and substance (including as to scope and underlying assumptions) satisfactory to Lender and attached as an exhibit to the Closing Certificate, which Projections shall include forecasted balance sheets and profit and loss statements, together with appropriate supporting details and a statement of underlying assumptions.
               “Code” means the Uniform Commercial Code, as in effect in the State of New York from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.
               “Collateral” means all now owned or hereafter acquired right, title, and interest of Borrower in and to all property and assets, including without limitation, each of the following:
               (a) Accounts,
               (b) Books,
               (c) commercial tort claims described on Schedule 5.7(d),
               (d) Deposit Accounts (including the Lockbox Account),
               (e) Equipment,
               (f) General Intangibles,
               (g) Inventory,
               (h) Investment Property (including all of its securities and Securities Accounts),
               (i) Chattel Paper (including, without limitation, Borrower Leases) and Negotiable Collateral (including, without limitation, Notes),
               (j) Supporting Obligations,
               (k) Borrower’s rights under, including the right to enforce, the Purchase and Contribution Agreement, the Servicing Agreement, the Backup Servicing Agreement, and any Originator’s Assignment,
               (l) money or other assets of Borrower that now or hereafter come into the possession, custody, or control of Lender, and
               (m) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.
               “Collateral Access Agreement” means a landlord waiver agreement from the applicable lessor of any leased location that is or will be Borrower’s chief executive office or at which Borrower’s primary records with respect to the Borrower Leases are or will be maintained, in each case in form and substance satisfactory to Lender.
               “Collection Account” means the account established by and in the name of Borrower at the Collection Account Bank bearing account number 23731400, the terms and conditions of which are satisfactory to Lender, and subject to the Collection Account Control Agreement.

               “Collection Account Bank” means Wells Fargo or such other bank as is approved in advance by Lender and that enters into a Collection Account Control Agreement in favor of Lender.
               “Collection Account Control Agreement” means the Control Agreement among Borrower, Lender and the Collection Account Bank that governs the Collection Account.
               “Collection Costs” means, with respect to any Defaulted Lease and subject to the Servicer’s standards of care set forth in the Servicing Agreement, reasonable out-of-pocket costs and expenses incurred by the Servicer (including reasonable attorney’s fees and out-of-pocket expenses) and payable to Persons other than Affiliates in connection with the realization, attempted realization or enforcement of rights and remedies upon such Defaulted Lease.
               “Collection Period” means the period commencing on the first day of a calendar month and ending on the last day of such calendar month. The “related Collection Period” for any Interest Payment Date or Payment Date shall mean the Collection Period ending immediately prior to such Interest Payment Date or Payment Date, respectively.
               “Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, tax refunds, payments and prepayments of principal, interest, fees, penalties, payments under policies of title, hazard or other insurance, payments under supporting obligations and other payments paid with respect to or in connection with a Lease) paid or payable with respect to Borrower Leases and other Collateral, including all payments received by or on behalf of Borrower pursuant to any Hedge Agreement.
               “Commercial Lease” means a Lease providing for the lease of Equipment (including any computer programs and related General Intangibles) that is not for the personal, family or household purposes of the Account Debtor thereon.
               “Commercial Tort Claim Assignment” has the meaning set forth in Section 4.5(b).
               “Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 executed and delivered by an Executive Officer of Borrower and Servicer to Lender.
               “Continuing Director” means, in the case of any Loan Party, (a) any member of the Board of Directors who was a director (or comparable manager) of such Loan Party on the Closing Date, and (b) any individual who becomes a member of the Board of Directors of such Loan Party after the Closing Date if such individual was appointed or nominated for election to such Board of Directors by a majority of the Continuing Directors of such Loan Party, but excluding any such individual originally proposed for election in opposition to such Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of such Loan Party and whose initial assumption of office resulted from such contest or the settlement thereof.
               “Contract Balance Remaining” means, in the case of any Lease and as of any date of determination, the undiscounted unpaid amount of the total minimum lease payments owing on such Lease.
               “Contract Data Tape” means an electronic file containing data regarding each of the Borrower Leases, including but not limited to (i) the information with respect to each Borrower Lease set forth in the Contract Schedule along with a detailed list of the Account Debtors and their contact information, (ii) any other information necessary to compute compliance with the eligibility criteria herein, (iii) information regarding Collections in the most recent Collection Period, (iv) such other information as is required by the Backup Servicer under the Backup Servicing Agreement, and (v) such other information as is requested by Lender in its Permitted Discretion.
               “Contract File” has the meaning set forth in the Custodial Agreement.
               “Contract Schedule” has the meaning set forth in the Custodial Agreement.
               “Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by Borrower, Lender, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
               “Credit Protection Laws” means all federal, state and local laws in respect of the business of extending credit to borrowers, including without limitation, the Truth in Lending Act (and Regulation Z promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Gramm-Leach-Bliley Financial Privacy Act, Real Estate Settlement Procedures Act, Home Mortgage Disclosure Act, Fair Housing Act, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.
               “Custodial Agreement” means that certain Custodial Agreement, dated as of the date hereof, by and among Borrower, Custodian, and Lender, as amended from time to time, whereby Custodian agrees to act as custodian and bailee for the Lender and hold the Originals of the Borrower Leases, Notes, Lease Documents and related Chattel Paper.
               “Custodial Receipt and Report” has the meaning set forth in the Custodial Agreement.
               “Custodian” means Wells Fargo, in its capacity as a custodian under a Custodial Agreement, and its successors and permitted assigns.
               “Custodian Fees” has the meaning set forth in the Custodial Agreement.
               “Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.
               “Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
               “Defaulted Lease” means, on any date of determination, a Lease with respect to which (a) one or more scheduled payments is more than 10% unpaid for more than 120 days (measured as of the 20th calendar day of the month) past the date such payment became due and payable according to the original terms of such Lease or, if applicable, as amended in accordance with the Required Procedures, (b) such Lease or any scheduled payment on such Lease shall have been charged or written off at any time during the twelve-month period ended on such date of determination, or (c) any proceeding has been commenced to repossess, foreclose or otherwise realize upon any of the Leased Equipment covered by such Lease as of such date of determination.
               “Delinquent Lease” means a Lease, other than a Defaulted Lease, with respect to which one or more scheduled payments is more than 10% unpaid for more than 60 days past the date such payment became due and payable according to the original terms of such Lease or, if applicable, as amended in accordance with the Required Procedures.

               “De Novo Period” means the period during which MBB is authorized to operate with certain asset growth restrictions, which period is currently scheduled to end on March 11, 2011
               “Deposit Account” means any deposit account (as that term is defined in the Code).
               “Designated Account” means the Deposit Account of Servicer identified on Schedule D-1.
               “Designated Account Bank” has the meaning ascribed thereto on Schedule D-1.
               “Disbursement Letter” means an instructional letter executed and delivered by Borrower to Lender regarding the disbursements of the proceeds of an Advance on a Funding Date, the form and substance of which is satisfactory to Lender.
               “Dollars” or “$” means United States dollars.
               “EBITDA” means, with respect to any fiscal period for any Person, such Person’s Net Income, plus Interest Expense, income taxes, non-cash compensation, and depreciation and amortization, as determined on a consolidated basis in accordance with GAAP.
               “Eligible Lease” means a Commercial Lease (that is also a Borrower Lease) providing for the lease of Equipment and evidencing the legally enforceable obligation of the Account Debtor thereon to make payments to Borrower pursuant to the terms thereof, that complies with each of the representations and warranties respecting Eligible Leases made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Lender in Lender’s Permitted Discretion. Eligible Leases shall not include the following:
               (a) each Lease that is not a Commercial Lease originated by Originator in the ordinary course of its leasing business and acquired by Borrower in accordance with the terms of the Purchase and Contribution Agreement,
               (b) each Lease that fails to conform to the Required Procedures in effect on the date of origination thereof or that is not evidenced by authenticated (as such term is defined in the Code) Approved Forms,
               (c) each Lease with respect to which Borrower does not have a first priority security interest in the Equipment subject to such Lease and all books and records relating thereto that has been duly perfected through the filing of an appropriate financing statement against the applicable Account Debtor if Borrower’s original net investment (inclusive of residual value) in such Lease is greater than $25,000,
               (d) each Lease that is not payable in Dollars, or with respect to which the Equipment subject to the Lease is not located in the United States,
               (e) (i) each Lease with respect to which the Account Debtor does not maintain its chief executive office in the United States, (ii) each Lease with respect to which the Account Debtor is not organized under the laws of the United States or any state thereof and (iii) each Lease with respect to which the Account Debtor is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision of such a foreign country or sovereign state, or of any department, agency, public corporation, or other instrumentality of such a foreign country or sovereign state,
               (e) each Lease that does not constitute freely transferable Chattel Paper,
               (f) each Lease that is not a “finance lease,” as such term is defined in the Code,
               (g) each Lease that is not accounted for as a direct finance lease or that does not evidence a triple-net, full pay-out (meaning that the cost of the leased Equipment is fully covered by scheduled lease payments without inclusion of any end-of-term purchase option payment), non-cancelable obligation of the Account Debtor with respect thereto, with no contingencies,
               (h) each Lease that is extended, modified, restated or amended at any time other than in accordance with the Required Procedures,
               (i) each Lease that does not comply in all respects with all Applicable Laws, including, without limitation, federal, state and local laws and regulations, including usury, securities laws, equipment leasing and credit disclosure laws and regulations,
               (j) each Lease with respect to which any contractually required payment is past due more than 60 days at the time such Lease becomes part of the Collateral pool or 90 days at any time thereafter,
               (k) each Lease that has an original term greater than 72 months,
               (l) at any time that the weighted average term (at origination) of all Leases not excluded by other items in this definition exceeds 48 months, each Lease with a initial term of more than 48 months selected by Lender, in its Permitted Discretion, until the weighted average term (at origination) of all Leases not excluded by other items in this definition equals or is less than 48 months,
               (m) each Lease with respect to which the first contractually required payment is not made within 60 days of the due date thereof,
               (n) each Lease with respect to which Lender has not received the acknowledgment of the Custodian in writing that the Custodian is holding for the benefit of Lender, as collateral for the Obligations, (i) the Original of the completed agreement and all modifications thereof, evidencing such Lease, executed by the Account Debtor thereof providing for payment of lease payments to Borrower, (ii) an assignment of such Lease executed by Borrower in favor of Lender, (iii) if the property that is the subject of such Lease is subject to any Certificate of Title Act, the original Certificate of Title for the Equipment subject to such Lease, or, if a new or replacement title document is being sought, evidence of the filing of the application therefor, or certificate of lien or other notification issued by the applicable Governmental Authority, which shows Borrower as the holder of a first priority security interest in such Equipment and Borrower or the applicable Account Debtor as the owner of such Equipment, (iv) the appropriate executed assignment documents for endorsing such first priority security interest to Lender or in blank, and (v) the Original guaranty, if any, executed in connection with such Lease,
               (o) each Irregular Lease, except to the extent not excluded by item (ff) below,
               (p) each Lease to the extent the Net Investment therein exceeds $150,000, unless specifically determined to be an Eligible Lease by Lender following a review thereof, on a case-by-case basis,

               (q) at any time that the average Net Investment of all Leases not excluded by other items in this definition exceeds $12,000, each Lease with a Net Investment in excess of $12,000 selected by Lender, in its Permitted Discretion, until the average Net Investment of all Leases not excluded by other items in this definition is equal to or less than $12,000,
               (r) each Lease with respect to which the Account Debtor or a guarantor of such Lease is an Affiliate of Borrower or controlled by an employee or agent of Borrower or an employee or agent of any Affiliate of Borrower, or a member of the family of any of the foregoing,
               (s) each Lease with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States, or (ii) any state of the United States, or any municipality or other political subdivision thereof, or of any department, agency, public corporation or other instrumentality thereof, except for Leases with respect to which the Account Debtor is a municipality that are not excluded by item (mm) below,
               (t) each Lease with respect to which the Account Debtor is a creditor of any Loan Party, has a right of setoff or counterclaim, or has asserted a right of setoff or counterclaim, or has disputed in writing its obligation to pay all or any portion of the Lease, to the extent of such claim, right of setoff, or dispute,
               (u) each Lease with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,
               (v) each Lease with respect to which the Account Debtor is located in a state or jurisdiction (e.g., New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless Borrower or Servicer has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that Borrower or Servicer may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by Lender to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account,
               (w) each Lease, the collection of which, Borrower or Lender, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,
               (x) each Lease that is not subject to a valid and perfected first-priority Lender’s Lien,
               (y) each Lease with respect to which a participating interest therein is held by or has been transferred or assigned to any Person,
               (z) each Lease to the extent that it covers property located in a jurisdiction where Borrower or Originator is required to hold a valid permit or license to conduct its leasing business, unless Lender has received satisfactory evidence of the issuance of such permit or license,
               (aa) each Lease of Equipment that was previously repossessed by Borrower or Originator, unless this item (aa) is waived with the consent of the Lender following a review of such Lease and related credit analysis of its Account Debtor,

               (bb) each Lease to the extent, and only to the extent, that the Net Investment therein and any other material information relating thereto as reported by Borrower to Lender is not true and correct,
               (cc) any Repurchased Lease (other than those approved by Lender for inclusion as Eligible Leases in the Borrowing Base Certificate delivered on the Closing Date), except to the extent not excluded by item (nn) below.
               On each date of determination of the Net Investment of Eligible Leases, after determining a preliminary aggregate Net Investment of Eligible Leases by applying the foregoing exclusions (the “Preliminary Total Eligible Leases”), each of the following clauses shall be applied, using the Preliminary Total Eligible Leases to determine ineligible portions, if any, and thus determine the final aggregate Net Investment of Eligible Leases on the date of determination. Eligible Leases shall not include the following (unless specifically determined to be an Eligible Lease by Lender following a review thereof on a case-by-case basis, to the extent of such eligibility):
               (dd) that portion of the Net Investment in each Lease that is extended, modified, restated or amended at any time which, when added to the Net Investment in all other Leases that have been extended, modified, restated or amended at any time and that are not excluded by other items of this definition and not excluded by this item (dd), exceeds three percent (3%) of the Preliminary Total Eligible Leases,
               (ee) that portion of the Net Investment in each Lease that has an original term greater than 60 months, but not greater than 72 months, which, when added to the Net Investment in all other such Leases that are not excluded by other items of this definition and not excluded by this item (ee), exceeds three percent (3%) of the Preliminary Total Eligible Leases,
               (ff) all Irregular Leases, other than that portion of the Net Investment in each Irregular Lease that provides for quarterly lease payments which, when added to the Net Investment in all other such Irregular Leases not excluded by other items of this definition and not excluded by this item (ff), does not exceed three percent (3%) of the Preliminary Total Eligible Leases,
               (gg) that portion of the Net Investment in each Lease with a Net Investment in excess of (i) $35,000 which, when added to the Net Investment in all other such Leases not excluded by other items of this definition and not excluded by this clause (i), exceeds twenty-five percent (25%) of the Preliminary Total Eligible Leases, (ii) $50,000 which, when added to the Net Investment in all other such Leases not excluded by other items of this definition and not excluded by this clause (ii), exceeds ten percent (10%) of the Preliminary Total Eligible Leases, or (iii) $100,000, but not in excess of $150,000 which, when added to the Net Investment in all other such Leases not excluded by other items of this definition and not excluded by this clause (iii), exceeds two percent (2%) of the Preliminary Total Eligible Leases,
               (hh) that portion of the Net Investment in each Lease of an Account Debtor to the extent that the Net Investment therein, when added to the Net Investment in all other Leases of such Account Debtor and its Affiliates that are not excluded by other items of this definition and not excluded by this item (hh), exceeds three-quarters of one percent (0.75%) of the Preliminary Total Eligible Leases,
               (ii) after ranking each Account Debtor by the aggregate Net Investment in all Leases of such Account Debtor and its Affiliates, that portion of the aggregate Net Investment in all such Leases with respect to an Account Debtor which is one of the fifteen (15) highest ranking Account Debtors, which, when added to the aggregate Net Investment in all Leases of such fifteen (15) Account Debtors and their Affiliates that are not excluded by other items of this definition and not excluded by this item (jj), exceeds five percent (5%) of the Preliminary Total Eligible Leases,
               (jj) (i) that portion of the aggregate Net Investment in all Leases covering property located in California not excluded by other items of this definition which exceeds thirteen percent (13%) of the Preliminary Total Eligible Leases, (ii) that portion of the aggregate Net Investment in all Leases covering property located in Florida, New Jersey, New York or Texas not excluded by other items of this definition which exceeds, in the case of property located in any such state, ten percent (10%) of the Preliminary Total Eligible Leases, and (iii) that portion of the aggregate Net Investment in all Leases covering property located in any other state or the District of Columbia not excluded by other items of this definition which exceeds, in the case of property located in any such state or District, six percent (6%) of the Preliminary Total Eligible Leases,
               (kk) that portion of the aggregate Net Investment in all Leases covering property sold by the same vendor or its Affiliates not excluded by other items of this definition which exceeds five percent (5%) of the Preliminary Total Eligible Leases,
               (ll) (i) that portion of the aggregate Net Investment in all Leases covering property that is included in an Equipment Type other than copiers, not excluded by other items of this definition, which exceeds ten percent (10%) of the Preliminary Total Eligible Leases, and (ii) that portion of the aggregate Net Investment in all Leases covering property that is included in the Equipment Type of copiers, not excluded by other items of this definition, which exceeds thirty percent (30%) of the Preliminary Total Eligible Leases,
               (mm) that portion of the aggregate Net Investment in all Leases with respect to which the Account Debtor is a municipality not excluded by other items of this definition which exceeds five percent (5%) of the Preliminary Total Eligible Leases,
               (nn) all Repurchased Leases (other than those approved by Lender for inclusion as Eligible Leases in the Borrowing Base Certificate delivered on the Closing Date), other than that portion of the Net Investment in such Repurchased Leases which, when added to the Net Investment in all such other Repurchased Leases not excluded by other items of this definition and not excluded by this item (nn), does not exceed five percent (5%) of the Preliminary Total Eligible Leases, and
               (oo) that portion of the aggregate Net Investment in all Leases with respect to which the first contractually required payment is made during the period from the 31st through the 60th day after the due date thereof, not excluded by other items of this definition, which exceeds ten percent (10%) of the Preliminary Total Eligible Leases.
Without limiting the foregoing, Lender retains the right at any time and from time to time to modify any standards of eligibility set forth in this definition of “Eligible Lease” and to establish reserves against valuation hereunder.
               “Eligible Transferee” means, (a) so long as no Event of Default has occurred and is continuing, any Person that is not engaged in the regular course of its business in direct competition with Originator’s principal business and which is (i) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $1,000,000,000, (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the United States, (iii) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $1,000,000,000, (iv) any Affiliate (other than individuals) of Lender, or (v) another Person approved by Borrower (which approval of Borrower shall not be unreasonably withheld, delayed, or conditioned), and (b) during the continuation of an Event of Default, any Person approved by Lender.
               “Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Loan Party, its Subsidiaries, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, its Subsidiaries, or any of their predecessors in interest.
               “Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to the environment, the effect of the environment on employee health or safety, or Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 USC §9601 et seq.; the Resource Conservation and Recovery Act, 42 USC §6901 et seq.; the Federal Water Pollution Control Act, 33 USC §1251 et seq.; the Toxic Substances Control Act, 15 USC §2601 et seq.; the Clean Air Act, 42 USC §7401 et seq.; the Safe Drinking Water Act, 42 USC §3803 et seq.; the Oil Pollution Act of 1990, 33 USC §2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC §11001 et seq.; the Hazardous Material Transportation Act, 49 USC §1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
               “Environmental Liabilities and Costs” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
               “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.
               “Equipment” means equipment (as that term is defined in the Code) and inventory held for lease or subject to any Lease, and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.
               “Equipment Type” means, with respect to any Leased Equipment, any category of equipment financed by Borrower or Originator in the ordinary course of business.
               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

               “ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of any Loan Party or its Subsidiaries under IRC Section 414(o).
               “Event of Default” has the meaning set forth in Section 8.
               “Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
               “Executive Officer” means each of the following individuals: Daniel P. Dyer, George D. Pelose, and Lynne Wilson.
               “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Wells Fargo from three Federal Funds brokers of recognized standing selected by Wells Fargo.
               “Fee Letter” means that certain fee letter, dated as of even date herewith, between Borrower and Lender, in form and substance satisfactory to Lender.
               “FEIN” means a Federal Employer Identification Number.
               “Filing Authorization Letter” means one or more letters duly executed by Borrower and each Seller authorizing Lender to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect the security interests to be created by the Loan Documents.
               “Fixtures” means fixtures, as such term is defined in the Code.
               “Funding Date” means the date on which a Borrowing occurs.
               “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
               “General Intangibles” means general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any other personal property other than Accounts, Chattel Paper, commercial tort claims, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.
               “Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, formation or organization, bylaws, operating or limited liability company agreement, partnership agreement or other organizational documents of such Person, as applicable.
               “Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
               “Guarantors” means, collectively, (a) Parent, (b) Originator, and (c) each other Person that executes a Guaranty after the Closing Date, and “Guarantor” means Parent or any such Person, individually.
               “Guaranty” means any guaranty executed and delivered by Parent, Originator or any other Guarantor to Lender in connection with this Agreement, in form and substance satisfactory to Lender.
               “Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any Applicable Laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
               “Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by any Person that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Person’s exposure to fluctuations in interest rates.
               “Indebtedness” of a Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all mark to market exposure and other net monetary obligations of such Person owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.
               “Indemnified Liabilities” has the meaning set forth in Section 11.3.

               “Indemnified Person” has the meaning set forth in Section 11.3.
               “Initial Direct Costs” with respect to a Lease means “initial direct costs” as that term is defined in Statement of Financial Accounting Standards (“FASB”) No. 91, dated December 1986, issued by the Financial Accounting Standards Board, as amended by FASB 98, dated May 1988.
               “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
               “Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.
               “Interest Expense” means, with respect to any fiscal period, gross interest expense of a Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
               “Interest Payment Date” means, (i) absent an Event of Default, the first (1st) day of each month or, if such day is not a Business Day, the next succeeding Business Day and (ii) if an Event of Default has occurred and is continuing, any date or dates specified by Lender for the application and disbursement of Collections and other proceeds of the Collateral to the payment of interest and fees accrued under this Agreement.
               “Inventory” means inventory (as that term is defined in the Code), including any property subject to a Lease and any property obtained by Borrower by repossession, foreclosure or otherwise realizing upon a Lease.
               “Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) (a) in the form of loans, guarantees, advances, or capital contributions (excluding (i) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (ii) bona fide Accounts arising in the ordinary course of business consistent with past practice), (b) in the form of purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and (c) any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
               “Investment Property” means investment property (as that term is defined in the Code).
               “IRC” means the Internal Revenue Code of 1986, as in effect from time to time.
               “Irregular Lease” shall mean a Lease that does not provide for regularly scheduled equal monthly payments in cash or that has other irregular payment terms, such as deferral of any payments or reduced payments for any period.
               “Lease” means a lease agreement evidencing a lease of personal property by a Loan Party or any of its Subsidiaries, as lessor.
               “Lease Documents” means all (i) leases or other agreements between an Account Debtor and Servicer or Borrower, providing for or otherwise governing a Borrower Lease and evidencing, or otherwise providing for, such Account Debtor’s obligation to repay same, together with each renewal, extension, modification or amendment thereof, and (ii) all security agreements, pledge agreements, assignments and other agreements executed by an Account Debtor or other third party providing for or evidencing any Lien in any property securing a Borrower Lease, and any agreements, instruments and documents executed by any Person in respect of a supporting obligation in connection with any Collateral, and any warranty of validity or other agreement providing for or evidencing assurance with respect to the existence, authenticity or genuineness of any property subject to or securing a Borrower Lease.
               “Leased Equipment” means any property securing payment of, or any property that is subject to, a Borrower Lease.
               “Lender” has the meaning set forth in the preamble to this Agreement.
               “Lender Expenses” means all reasonable (a) costs or expenses (including taxes, and insurance premiums) required to be paid by any Loan Party under any of the Loan Documents that are paid, advanced, or incurred by Lender, (b) out-of-pocket fees or charges paid or incurred by Lender in connection with Lender’s transactions under or in connection with the Loan Documents with any Loan Party, Backup Servicer, Custodian, and any replacement servicer or any custodian, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, or publication, (c) fees and charges paid or incurred by Lender in connection with appraisals and collateral valuations (including initial and subsequent periodic collateral appraisals or valuations or business valuations to the extent of the fees and charges therefor (and up to the amount of any limitation contained in this Agreement or the Fee Letter)), (d) costs and expenses incurred by Lender in the disbursement of funds to or for the account of Borrower (by wire transfer or otherwise) and charges paid or incurred by Lender resulting from the dishonor of checks, (e) costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, or of traveling to any Loan Party’s offices to inspect or otherwise monitor Borrower’s operations and any Collateral, (f) audit fees and expenses of Lender related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement or the Fee Letter, (g) costs and expenses of third-party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender’s relationship with any Loan Party, Backup Servicer, Custodian, any replacement servicer or any custodian, (h) Lender’s costs and expenses incurred on or prior to the Closing Date in connection with the proposed credit facility to be evidenced by this Agreement, including, without limitation, costs and expenses incurred by auditors’ verification of Borrower’s and Servicer’s records, background investigations of principals and key management, UCC searches and filings and preparation of documents, (i) Lender’s documented third-party out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating or amending the Loan Documents, (j) Lender’s costs and expenses (including attorneys’, accountants’, consultants’, and other advisors’ fees and expenses) incurred in terminating, enforcing (including attorneys’, accountants’, consultants’, and other advisors’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or its Subsidiaries or any Guarantor, Backup Servicer, Custodian, replacement servicer or custodian or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral and (k) any fees or expenses reasonably incurred by Lender in connection with any replacement servicing agreement or custodial agreement, any other agreement that Lender enters into with Backup Servicer, Custodian, any replacement servicer or custodian, or otherwise in connection with servicing or holding any of the Collateral.
               “Lender-Related Person” means Lender, together with its Affiliates, officers, directors, employees, attorneys, and agents.
               “Lender’s Account” means the deposit account identified on Schedule L-1.
               “Lender’s Liens” means the Liens granted by Borrower and its Subsidiaries or any other Person to Lender under this Agreement or the other Loan Documents.
               “LIBOR Rate” means, for each calendar month, for each LIBOR Rate Loan, the rate per annum determined by Lender (rounded upwards, if necessary, to the next 1/100%) by dividing (i) the Base LIBOR Rate for such calendar month, by (ii) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.
               “LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.
               “Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, deed to secure debt, encumbrance, notice of lien, levy or assessment, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.
               “Loan Account” has the meaning set forth in Section 2.9.
               “Loan Documents” means this Agreement, the Backup Servicing Agreement, the Bank Product Agreements, the Closing Certificate, the Collection Account Control Agreement, the Lockbox Control Agreement, any other Control Agreement, the Custodial Agreement, each Disbursement Letter, the Fee Letter, the Officers’ Certificate, the Purchase and Contribution Agreement, each Purchase Date Notice, the Servicing Agreement, any Subordination Agreement, the Pledge Agreement, each Guaranty, any note or notes executed by Borrower in connection with this Agreement and payable to Lender, and any other agreement entered into, now or in the future, by, on the one hand, the Lender, and, on the other hand, any Obligor or any of its Subsidiaries, and/or any custodian in connection with this Agreement.
               “Loan Parties” means, collectively, Borrower and each Guarantor (in the capacity of guarantor as well as in the capacity of Originator and Servicer, as applicable), and “Loan Party” means each such Person individually.
               “Lockbox” means the post office box to which all Collections are remitted for retrieval by the Lockbox Bank for deposit into the Lockbox Account.
               “Lockbox Account” means the deposit account (account number 4121966675 at the Lockbox Bank) in the name of Borrower and under the sole dominion and control of Lender.

               “Lockbox Bank” means Wells Fargo, in its role as the bank maintaining the Lockbox, and its successors in interest.
               “Lockbox Control Agreement” means the Control Agreement among Borrower, Lender and the Lockbox Bank that governs the Lockbox and the Lockbox Account.
               “Managed Portfolio” means (i) for purposes of Section 7.19(a), as of any date of determination, all Leases owned by any Loan Party or any of their Subsidiaries on such date and that are serviced by Servicer or any Affiliate of Servicer, (ii) for purposes of Section 7.19(b), for any twelve- month period of determination, all Leases owned by any Loan Party or any of their Subsidiaries at any time during such period and that are serviced by Servicer or any Affiliate of Servicer, and (iii) for purposes of Section 7.19(c), for any origination period, all Leases originated or acquired by any Loan Party or any of their Subsidiaries during such origination period and that are serviced by Servicer or any Affiliate of Servicer, whether or not constituting Leases or otherwise owned by any Loan Party or any of their Subsidiaries as of the applicable date of the calculation of the Static Loss Pool Ratio.
               “Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or financial condition of Borrower or any other Loan Party, (b) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or financial condition of Parent and its Subsidiaries, taken as a whole, (c) a material impairment of the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party or of Lender’s ability to enforce the Obligations or realize upon the Collateral, or (d) a material impairment of the enforceability or priority of the Lender’s Liens with respect to the Collateral.
               “Maturity Date” has the meaning set forth in Section 3.4.
               “Maximum Revolver Amount” means $75,000,000.
               “MBB” means Marlin Business Bank, a commercial bank chartered in the State of Utah.
               “MLR II” means Marlin Leasing Receivables II LLC, a Nevada limited liability company.
               “Monthly Servicing Report” has the meaning set forth in the Servicing Agreement.
               “Negotiable Collateral” means letters of credit, letter-of-credit rights, instruments, promissory notes, drafts, documents, and Chattel Paper (including electronic chattel paper and tangible chattel paper) and any and all supporting obligations in respect thereof.
               “Net Income” means, in the case of any Person, the net income of such Person determined on a consolidated basis in accordance with GAAP; provided, however, that Net Income for any period shall not include: (a) the write-up of any asset; (b) with respect to Hedge Agreements entered into by Originator prior to the Closing Date to hedge the 2008 and 2009 term securitization facilities that were contemplated but did not occur, (i) the write-up or write-down of any asset or liability arising out of such Hedge Agreements, (ii) the reclassification from accumulated other comprehensive income with respect to any asset or liability arising out of such Hedge Agreements, or (iii) the accounting gain (or loss) on termination with respect to any asset or liability arising out of such Hedge Agreements, to the extent such Person has cash available that is adequate to pay when due any such accrued liability described in clauses (i) through (iii) above; or (c) with respect to Hedge Agreements entered into by Borrower after the Closing Date to hedge its exposure to fluctuations in interest rates, the write-up or write-down of any asset or liability arising out of such Hedge Agreements.

               “Net Investment” in or with respect to a Lease means (i) the undiscounted unpaid amount of the total minimum lease payments owing on such Lease, plus (ii) the Initial Direct Costs for such Lease, not in excess of 2.0% of the original equipment cost of the Equipment subject to such Lease, as amortized in accordance with GAAP, minus (iii) unearned income included in such lease payments, minus (iv) taxes, insurance and maintenance payments included in such lease payments and any profit thereon, minus (v) booked residual value or residual payments payable at the end of the lease term of such Lease, to the extent included in such Net Investment calculation, and minus (vi) any and all security deposits and advance payments made in connection with such Lease.
               “Note” means a promissory note which evidences any indebtedness of an Account Debtor to Borrower (whether as assignee of Originator or otherwise).
               “Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower or any of its Subsidiaries to Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that Borrower or any of its Subsidiaries is required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, supplements, restatements or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
               “Obligors” means, collectively, Loan Parties and any other Person that may now or hereafter be obligated to Lender with respect to any of the Obligations, and “Obligor” means each such Person individually.
               “OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
               “Officers’ Certificate” means the form of certificate of representations and warranties of officers, submitted by Lender to Originator, together with Originator’s completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Lender.
               “Original” means, in the case of any Borrower Lease, Note, Lease Document or Chattel Paper, the executed original counterpart of such Borrower Lease, Note, Lease Document or Chattel Paper bearing the original signature of Originator and the original signature of the applicable Account Debtor (or, if no original signature of the Account Debtor is received by Borrower, a pdf or facsimile copy of the signature of the Account Debtor).
               “Original Contract” has the meaning set forth in the Custodial Agreement.
               “Originator” has the meaning set forth in the preamble to this Agreement.
               “Overadvance” has the meaning set forth in Section 2.4.

               “Parent” has the meaning set forth in the preamble to this Agreement.
               “Payment Date” means (i) absent an Event of Default, the fifteenth (15th) day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day and (ii) if an Event of Default has occurred and is continuing, any date or dates specified by Lender for the application and disbursement of Collections or other proceeds of the Collateral in accordance with this Agreement; provided that the first Payment Date will be November 15, 2009.
               “Participant” has the meaning set forth in Section 14.1(d).
               “Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender under similar circumstances) business judgment.
               “Permitted Disposition” means (a) a sale or other disposition of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) a sale of Inventory (including repossessed Leased Equipment) to a buyer in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) sales or exchanges of Leases to Originator or to Servicer in connection with a repurchase or substitution transaction that is otherwise required or permitted under Section 4.11, the Purchase and Contribution Agreement or the Servicing Agreement so long as (i) Originator or Servicer, as applicable, has deposited the Repurchase Price in the Lockbox Account or assigned substitute Leases to Borrower having a Net Investment amount that is at least equivalent to such Repurchase Price to Borrower, and (ii) Servicer and Borrower have provided a Borrowing Base Certificate that reports on the status of the Borrowing Base both before and after giving effect to such repurchase or substitution, or (e) the sale of a Lease to any Person so long as (i) such sale is without recourse to Borrower, and (ii) in the case of any sale by Borrower, such sale is for a cash purchase price of not less than the Net Investment in such Lease and the proceeds of such sale are paid to the Lender for application to the outstanding Obligations in accordance with the provisions hereof.
               “Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to Borrower or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Borrower or its Subsidiaries, and (e) Investments in Borrower Leases in the ordinary course of business.
               “Permitted Liens” means (a) Liens held by Lender, (b) Liens for unpaid taxes, assessments, levies and other similar charges that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) Liens resulting from any judgment or award that is not an Event of Default hereunder, and (e) the rights of an Account Debtor under its Lease.
               “Permitted Protest” means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by the applicable Loan Party or Subsidiary, as applicable, in good faith, and (c) Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Lender’s Liens.

               “Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
               “Pledge Agreement” means the pledge agreement whereby Originator pledges to Lender all of the Stock in Borrower, in form and substance satisfactory to Lender.
               “Projections” means a Person’s forecasted balance sheets and profit and loss statements, all prepared on a basis consistent with such Person’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
               “Purchase Date Notice” means a Purchase Date Notice, substantially in the form of Exhibit A to the Purchase and Contribution Agreement.
               “Purchase and Contribution Agreement” means the Purchase and Contribution Agreement, dated the date of this Agreement, between Sellers and Borrower.
               “Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or any of its Subsidiaries and the improvements thereto.
               “Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.
               “Recoveries” means, for any Collection Period occurring after the date on which any Lease becomes a Defaulted Lease and with respect to such Defaulted Lease, all payments that the Servicer received from or on behalf of an Account Debtor during such Collection Period in respect of such Defaulted Lease, a related security deposit, if any, deposited in the Collection Account, or from liquidation or re-leasing of the related Equipment, including scheduled payments.
               “Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.
               “Reporting Date” means the tenth (10th) day of each month or, if such day is not a Business Day, the next succeeding Business Day.
               “Repurchase Price” means, in the case of any Lease as of any Repurchase Date (as defined in the Purchase and Contribution Agreement), 100% of (i) the Net Investment in such Lease, plus (ii) taxes (other than those included or includible in Initial Direct Costs or original equipment cost), insurance and maintenance payments included in the book value for such Lease and any profit thereon, plus (iii) booked residual value or other residual payments payable at the end of the lease term for such Lease, to the extent included in the Net Investment calculation, plus (iv) any and all security deposits and advance payments made in connection with such Lease.

               “Repurchased Lease” means a lease and related assets that have been acquired by Borrower from a Securitization Subsidiary, whether such repurchase or other acquisition shall result from payment of the applicable repurchase price, a substitution or a combination thereof.
               “Request for Release” means a request for release of any Borrower Lease substantially in the form attached as an exhibit to the Custodial Agreement.
               “Required Procedures” means the written policies, procedures and guidelines of Originator, specifically including underwriting, servicing policies and procedures, and renewal, extension, modification, non-accrual and charge-off policies and the use of the Approved Forms with respect to the origination, funding and servicing of Leases, as attached to the Closing Certificate, together with such changes and modifications thereto from time to time; provided, that Lender shall have approved, in writing, in its Permitted Discretion, any material changes and modifications that make the underwriting standards less restrictive, reduce the required creditworthiness of prospective Account Debtors, reduce any collateral requirements or otherwise adversely affect the rights of Borrower or Servicer or Borrower’s or Servicer’s ability to realize on Borrower Leases and related Collateral.
               “Reserve Percentage” means, on any day, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of Lender, but so long as Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.
               “Restricted Payment” means (a) any dividend or other distribution, in cash or other property, direct or indirect, on account of any class of Stock issued by Borrower, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Stock issued by Borrower, now or hereafter outstanding, (c) any payment made to retire, or obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Stock issued by Borrower, now or hereafter outstanding, (d) any payment or prepayment of principal, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt or any Indebtedness owing to a holder of Stock issued by Borrower or an Affiliate of a holder of Stock issued by Borrower, to the extent such action would cause a net reduction in the principal amount of Subordinated Debt or such other Indebtedness outstanding on the first day of the calendar quarter in which such action is taken; provided, that, any conversion or exchange of Subordinated Debt for any Stock issued by Borrower or exchange of any Stock for any other Stock shall not be considered a “Restricted Payment” hereunder, or (e) any payment to a holder of Stock issued by Borrower or to an Affiliate of Borrower or an Affiliate of any holder of Stock issued by Borrower not expressly authorized herein.
               “Revolver Usage” means, as of any date of determination, the aggregate amount of outstanding Advances.
               “Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
               “Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

               “SEC” means the United States Securities and Exchange Commission and any successor thereto.
               “Securities Account” means a securities account (as that term is defined in the Code).
               “Securitization Subsidiary” means a special purpose Subsidiary of Originator created for the purpose of acquiring Leases from Originator in connection with an Asset-Backed Facility.
               “Sellers” means, collectively, Originator and MLR II.
               “Series 2002-A Facility” means the asset-backed financing facility evidenced by that certain (a) Master Lease Receivables Asset-Backed Financing Facility Agreement dated as of April 1, 2002 among Borrower, as servicer, Marlin Leasing Receivables Corp II, as obligors’ agent, and Wells Fargo, as trustee, and (b) Amended & Restated Series 2002-A Supplement dated as of March 15, 2006 among Originator, as servicer, Marlin Leasing Receivables Corp II, as obligors’ agent, MLR II, as obligor, JPMorgan Chase Bank, N.A., as agent, and Wells Fargo, as trustee, in each case as amended prior to the Closing Date and as further amended from time to time in accordance with the terms hereof.
               “Series 2005-1 Facility” means the asset-backed financing facility evidenced by that certain (a) Master Lease Receivables Asset-Backed Financing Facility Agreement dated as of August 1, 2005 among Originator, as servicer, Marlin Leasing Receivables Corp IX, as obligors’ agent, and Wells Fargo, as trustee and backup servicer, and (b) Series 2005-1 Supplement dated as of August 1, 2005 among Originator, as servicer, Marlin Leasing Receivables Corp IX, as obligors’ agent, Marlin Leasing Receivables IX LLC, as obligor, and Wells Fargo, as trustee and backup servicer, in each case as amended prior to the Closing Date and as further amended from time to time in accordance with the terms hereof.
               “Series 2006-1 Facility” means the asset-backed financing facility evidenced by that certain (a) Master Lease Receivables Asset-Backed Financing Facility Agreement dated as of September 1, 2006 among Originator, as servicer, Marlin Leasing Receivables Corp X, as obligors’ agent, and Wells Fargo, as trustee and backup servicer, and (b) Series 2006-1 Supplement dated as of September 1, 2006 among Originator, as servicer, Marlin Leasing Receivables Corp X, as obligors’ agent, Marlin Leasing Receivables X LLC, as obligor, and Wells Fargo, as trustee and backup servicer, in each case as amended prior to the Closing Date and as further amended from time to time in accordance with the terms hereof.
               “Series 2007-1 Facility” means the asset-backed financing facility evidenced by that certain (a) Master Lease Receivables Asset-Backed Financing Facility Agreement dated as of October 1, 2007 among Originator, as servicer, Marlin Leasing Receivables Corp XI, as obligors’ agent, and Wells Fargo, as trustee and backup servicer, and (b) Series 2007-1 Supplement dated as of October 1, 2007 among Originator, as servicer, Marlin Leasing Receivables Corp XI, as obligors’ agent, Marlin Leasing Receivables XI LLC, as obligor, and Wells Fargo, as trustee and backup servicer, in each case as amended prior to the Closing Date and as further amended from time to time in accordance with the terms hereof.
               “Servicer” has the meaning set forth in the preamble to this Agreement.
               “Servicer Default” has the meaning set forth in the Servicing Agreement.
               “Servicer Interest Coverage Ratio” means, as of any date of determination and for the applicable period, the ratio of (a) EBITDA to (b) Interest Expense, in each case as determined on a consolidated basis for Servicer and its Subsidiaries.

               “Servicer Report” means each report, notice and other certification required to be delivered by Originator or any of its Subsidiaries, in its capacity as servicer, under any Asset-Backed Facility Document.
               “Servicer Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) the outstanding amount of all Indebtedness, minus (ii) all Subordinated Debt, to (b) Tangible Net Worth as of such date, in each case as determined on a consolidated basis for Servicer and its Subsidiaries.
               “Servicer Termination Event” has the meaning set forth in the Servicing Agreement.
               “Servicing Agreement” means the Servicing Agreement executed and delivered by Servicer, Borrower and Lender, relating to the servicing of the Borrower Leases, in form and substance satisfactory to Lender.
               “Servicing Fee” means if Originator is the Servicer, one percent (1%) per annum of the Net Investment of all Eligible Leases and if any other Person becomes the Successor Servicer, the amount specified in the Backup Servicing Agreement or other instrument of appointment.
               “Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.
               “Static Pool Loss Ratio” means, in the case of any Leases originated or acquired during a particular origination period, (i) for the Borrower, a ratio expressed as a percentage that is equal to (A) the aggregate gross charge-offs with respect to all Borrower Leases originated or acquired during such origination period, over (B) the aggregate original equipment cost of all Equipment subject to Borrower Leases originated or acquired during such origination period, and (ii) for the Managed Portfolio, a ratio expressed as a percentage that is equal to (A) the aggregate gross charge-offs with respect to all Leases in the Managed Portfolio originated or acquired during such origination period, over (B) the aggregate original equipment cost of all Equipment subject to Leases in the Managed Portfolio originated or acquired during such origination period.
               “Stock” means all shares, options, warrants, membership interests, units of membership interests, partnership interests, other ownership interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, membership interest, partnership interest, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
               “Subordinated Debt” means any unsecured Indebtedness specifically subordinated to the prior payment in full in cash of the Obligations in accordance with a Subordination Agreement, and which shall otherwise be on terms and conditions satisfactory to Lender.
               “Subordination Agreement” means each subordination agreement by and between a holder of Subordinated Debt and Lender, and acknowledged by Borrower or other applicable Loan Party, the form and substance of which is satisfactory to Lender.
               “Successor Servicer” means any Person appointed by Borrower, with the prior approval of Lender, or appointed by Lender or the Backup Servicer, in accordance with the Loan Documents, to succeed Originator as Servicer.

               “Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.
               “Supporting Obligation” means a letter-of-credit right or secondary obligation that supports the payment or performance of an Account, Chattel Paper, document, General Intangible, Note, instrument, or Investment Property.
               “Tangible Net Worth” of a Person means, as of any date of determination, the result of (a) such Person’s total equity, minus (b) the sum of (i) all Intangible Assets of such Person, (ii) all of such Person’s prepaid expenses, and (iii) all amounts due to such Person from its Affiliates, in each case as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.
               “Taxes” has the meaning set forth in Section 16.5.
               “Total Assets” means, as of any date of determination, Borrower’s total assets, as determined in accordance with GAAP without regard to any investment in, equity of, or assets and liabilities of, its Subsidiaries.
               “Transition Costs” means the reasonable documented out-of-pocket expenses and fees reasonably incurred by a successor Servicer, the Backup Servicer or Lender in connection with a transfer of servicing under the Servicing Agreement (including, but not limited to, reasonable travel, lodging, postage, counsel fees and expenses of Backup Servicer’s agents).
               “United States” means the United States of America.
               “Voidable Transfer” has the meaning set forth in Section 16.7.
               “Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
     1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower”, “Originator” or “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean such Person and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.
     1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern.
     1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.
     1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
2. LOAN AND TERMS OF PAYMENT.
     2.1 Revolver Advances.
               (a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Lender agrees to make advances (each an “Advance,” and collectively, the “Advances”) to Borrower in an amount at any one time outstanding not to exceed an amount equal to the lesser of (i) the Maximum Revolver Amount, or (ii) the Borrowing Base.
               (b) Anything to the contrary in this Section 2.1 notwithstanding, Lender shall have the right to establish reserves in such amounts, and with respect to such matters, as Lender in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that Borrower is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) to comply with any provision of this Agreement or any other Loan Document that either (A) have not been paid by the applicable due date or (B) if not yet due and payable, Lender reasonably believes will not be paid by the applicable due date, and (ii) amounts owing by Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Lender’s Liens), which Lien or trust, as determined in the Permitted Discretion of Lender, likely would have a priority superior to the Lender’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under Applicable Laws) in and to such item of the Collateral.
               (c) Lender shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount. At no time shall the Revolver Usage exceed the Maximum Revolver Amount.
               (d) Lender shall have no obligation to make an Advance hereunder prior to the satisfaction of each of the conditions precedent to such Advance, including without limitation the conditions set forth in Section 3.3 hereof. Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

     2.2 Borrowing Procedures and Settlements.
               (a) Procedure for Borrowing. Each request for an Advance shall be made by an irrevocable written request in the form of an Advance Request or otherwise in form acceptable to Lender (including by electronic mail) by an Authorized Person delivered to Lender. Such notice must be received by Lender no later than 10:00 a.m. (California time) on the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At Lender’s election, in lieu of delivering the above-described written request, any Authorized Person may give Lender telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request. Submission of a request for an Advance hereunder shall obligate Borrower to pay interest on such Advance in accordance with this Agreement from the date the proceeds of such Advance are made available to Borrower by Lender under Section 2.2(b) hereof.
               (b) Making of Advances. If Lender has received a timely request for a Borrowing in accordance with the provisions hereof, and subject to the satisfaction of the applicable terms and conditions set forth herein, Lender shall make the proceeds of such Advance available to Borrower no later than 5:00 p.m. (California time) on the applicable Funding Date by transferring available funds equal to such proceeds in accordance with the directions set forth in the applicable Advance Request or other notice given in accordance with Section 2.2(a), which directions shall provide for the remittance of such Advance (i) to Originator in accordance with the applicable Purchase Date Notice, in the case of an Advance made in connection with the purchase of Borrower Leases in accordance with the Purchase and Contribution Agreement, or (ii) to the Designated Account or otherwise in accordance with instructions acceptable to Lender, in the case of any other Advance.
     2.3 Payments.
               (a) Payments.
                    (i) On each Reporting Date, beginning with the November 2009 Reporting Date, Borrower will provide, or cause Servicer to provide, to Lender and Backup Servicer an updated Borrowing Base Certificate and a Monthly Servicing Report for the Collection Period just ended, which will include computations reflecting the Collections and other amounts received by or on behalf of Borrower with respect to such Collection Period (including as proceeds of Permitted Dispositions and net payments received under Hedge Agreements to which Borrower is a party), the amounts, if any, already paid by Borrower on the Interest Payment Date for the Collection Period just ended, and the amounts to be paid by Borrower on the next Payment Date and the apportionment and application of such payments. Lender shall review such Borrowing Base Certificate and Monthly Servicing Report and confirm to Borrower and Backup Servicer within four (4) Business Days of receipt whether the Borrowing Base Certificate and Monthly Servicing Report are accurate in all material respects. Provided that Lender confirms that the Borrowing Base Certificate and Monthly Servicing Report are accurate in all material respects, the Collection Account Bank shall be instructed to make the disbursements specified in the Monthly Servicing Report on such Payment Date.
                    (ii) Except as otherwise expressly provided herein, all payments by or on behalf of Borrower (including payments from the Collection Account) shall be made to Lender’s Account for the account of the Lender and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Lender later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

               (b) Application of Payments.
                    (i) All amounts on deposit in the Collection Account with respect to the Collection Period just ended shall be disbursed by the Collection Account Bank on the Payment Date in accordance with the instructions set forth in the Monthly Servicing Report (that have been confirmed by Lender in accordance with Section 2.3(a)(i) and the Collection Account Control Agreement), such instructions to be in accordance with this Section 2.3(b)(i), and any other proceeds of Collateral received by Lender shall be applied as follows (in each instance, taking into account any payments made on any Interest Payment Date occurring since the last Payment Date):
                    (A) first, to Servicer in the amount of any payment that does not constitute a payment on or proceeds of Borrower Leases or other Collateral,
                    (B) second, to reimburse Servicer for any sales, use or property taxes (and additions to tax for interest and late fees) paid or payable with respect to Equipment to the extent such amounts have been collected from the related Account Debtor,
                    (C) third, to pay to Lender amounts necessary to eliminate any existing Overadvance,
                    (D) fourth, to the Servicer, or if Originator is no longer the Servicer, to the Successor Servicer, the Servicing Fee then due, including any amounts previously accrued but remaining unpaid, and also to the Successor Servicer amounts to reimburse expenses incurred by such Successor Servicer that are reimbursable by Borrower under the Loan Documents, and Transition Costs, to the extent not paid by the outgoing Servicer,
                    (E) fifth, to the Backup Servicer, the Backup Servicing Fees then due, including any amounts previously accrued but remaining unpaid,
                    (F) sixth, pro rata (1) to the Custodian, any Custodian Fees then due, including any amounts previously accrued but remaining unpaid, and (2) to the Collection Account Bank, any fees or other amounts then due with respect to the Collection Account, including any amounts previously accrued but remaining unpaid,
                    (G) seventh, to pay any Lender Expenses then due to Lender under the Loan Documents, until paid in full,
                    (H) eighth, to pay any fees then due to Lender under the Loan Documents until paid in full,
                    (I) ninth, to pay interest due in respect of Advances until paid in full (without duplication for amounts already paid with respect to such Interest Period pursuant to Section 2.5(c)),
                    (J) tenth, to pay Servicer or Successor Servicer, as applicable, to the extent of Recoveries on the related Defaulted Lease (and not to exceed such Recoveries), reimbursement for related Collection Costs (to the extent not already netted out of such Recoveries),
                    (K) eleventh, so long as no Event of Default has occurred and is continuing, and at Lender’s election (which election Lender agrees will not be made if an

Overadvance would be created thereby), to pay amounts then due and owing by Borrower in respect of Bank Products, until paid in full,
                    (L) twelfth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,
                    (M) thirteenth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, and (ii) to Lender, to be held by Lender, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until Borrower’s obligations in respect of Bank Products have been paid in full or the cash collateral amount has been exhausted,
                    (N) fourteenth, to pay any other Obligations (including the provision of amounts to Lender, to be held by Lender, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Lender in its Permitted Discretion as the amount necessary to secure Borrower’s obligations in respect of Bank Products), and
                    (O) fifteenth, to Borrower (to be wired to the Designated Account or otherwise in accordance with written instructions from Borrower) or such other Person entitled thereto under Applicable Laws.
                    (ii) In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.3(b) shall not apply to any payment made by Borrower to Lender and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.
                    (iii) For purposes of the foregoing, “paid in full” means the indefeasible payment in full in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
                    (iv) In the event of a direct conflict between the priority provisions of this Section 2.3 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3 shall control and govern.
     2.4 Overadvances. If, at any time or for any reason, the amount of Obligations (other than Bank Product Obligations) owed by Borrower to Lender pursuant to Section 2.1 is greater than any of the limitations set forth in Section 2.1 (an “Overadvance”), Borrower immediately shall pay to Lender, in cash, the amount of such excess, which amount shall be used by Lender to reduce the Obligations in accordance with the priorities set forth in Section 2.3(b); provided, that, to the extent such Overadvance results from Lender’s establishing a reserve in accordance with Section 2.1 or changing eligibility criteria for the determination of Eligible Leases, Borrower shall pay such excess within five (5) days after Lender sends notice to Borrower that such Overadvance has occurred. In addition, Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

     2.5 Interest Rates: Rates, Payments, and Calculations.
               (a) Interest Rates. Except as provided in clause (b) below and Section 2.11(b) hereof, all Obligations (except for Bank Product Obligations not charged to the Loan Account) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the lesser of (i) the LIBOR Rate plus the Applicable Margin or (ii) the maximum rate of interest allowable by Applicable Laws; provided, that following notice to Borrower in accordance with Section 2.11(b) hereof, all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the Base Rate plus the Applicable Margin.
               (b) Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Lender), all Obligations (except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to four (4) percentage points above the per annum rate otherwise applicable hereunder.
               (c) Payment. Except as otherwise provided in Section 2.10, interest and all other fees payable hereunder shall be due and payable, in arrears, on each Interest Payment Date at any time that (i) Obligations are outstanding or (ii) Lender has an obligation to extend credit hereunder. Borrower hereby authorizes Lender, from time to time without prior notice to Borrower, to charge all interest and fees (when due and payable), all Lender Expenses (as and when incurred), all fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the Bank Product Reserve) to Borrower’s Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to Borrower’s Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder.
               (d) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
               (e) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under Applicable Laws, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by Applicable Laws, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess or returned to Borrower if all outstanding Obligations have been paid in full.

     2.6 Cash Management.
               (a) Borrower shall establish and maintain cash management services of a type and on terms satisfactory to Lender at one or more of the banks set forth on Schedule 2.6(a) (each, a “Cash Management Bank”), including the Lockbox Account at the Lockbox Bank, which shall be subject to the Lockbox Control Agreement, and Borrower and Servicer shall request in writing and otherwise take such reasonable steps to ensure that all Collections are remitted directly to a common lockbox maintained by Wells Fargo (into which other collections of Servicer may also be remitted) so long as such lockbox and the related lockbox account are not subject to a Lien in favor of any Person (other than any Lien of Wells Fargo as depository bank) and all Collections are transferred from such lockbox and lockbox account on a same day basis to the Lockbox Account on terms reasonably acceptable to Lender. No later than the second Business Day after the receipt thereof, Borrower or Servicer shall deposit or cause to be deposited to the Lockbox Account all Collections that, notwithstanding the requirements of this Section 2.6(a), are received by Borrower or Servicer. The Lockbox Control Agreement shall provide, among other things, that (i) the Lockbox Account Bank will comply with any instructions originated or approved by Lender directing the disposition of the funds in the Lockbox Account without further consent by Borrower, (ii) the Lockbox Account Bank has no rights of setoff or recoupment or any other claim against the Lockbox Account other than for payment of its service fees and other charges directly related to the administration of the Lockbox Account and for returned checks or other items of payment, (iii) Lender shall have electronic access enabling it to view transactions posted to and balances in the Lockbox Account, (iv) prior to notice of an Event of Default, all available funds in the Lockbox Account shall be transferred on a daily basis to the Collection Account, and (v) after notice of an Event of Default, the Lockbox Account Bank shall forward, by daily sweep, all available funds in the Lockbox Account to the Lender’s Account.
               (b) Borrower shall establish the Collection Account with the Collection Account Bank and shall maintain the Collection Account at the Collection Account Bank and subject to a Collection Account Control Agreement for so long as any Obligations or commitments hereunder remain outstanding, to which Collection Account all Collections will be transferred on a daily basis in accordance with the terms of the Lockbox Control Agreement. The Collection Account Control Agreement shall provide, among other things, that (i) the Collection Account Bank will comply with any instructions originated or approved by Lender (or its designee) directing the disposition of the funds in the Collection Account without further consent by Borrower, (ii) the Collection Account Bank has no rights of setoff or recoupment or any other claim against the Collection Account other than for payment of its service fees and other charges directly related to the administration of the Collection Account and for returned checks or other items of payment, (iii) Lender shall have electronic access enabling it to view transactions posted to and balances in the Collection Account, (iv) prior to notice of an Event of Default, the Collection Account Bank will disburse all available funds in the Collection Account on each Payment Date in accordance with the instructions set forth in the Monthly Servicing Report (that have been approved by Lender in accordance with the Collection Account Control Agreement, such instructions to be in accordance with Section 2.3(b)(i)), and (v) after notice of an Event of Default, the Collection Account Bank shall forward any amounts in the Collection Account to the Lender’s Account or otherwise in accordance with Lender’s instructions.
               (c) Upon the request of Lender after the occurrence of an Event of Default, Borrower and Servicer shall request in writing and otherwise take such reasonable steps to ensure that all payments and Collections required to be paid to the Lockbox or the Lockbox Account are thereafter paid directly to the Lender’s Account during the continuation of such Event of Default.
               (d) Borrower shall at all times establish and maintain in effect the Collection Account Control Agreement and the Lockbox Control Agreement, and Control Agreements for each other Deposit Account of Borrower, in form and substance reasonably acceptable to Lender. Each other

Control Agreement (other than the Collection Account Control Agreement and the Lockbox Control Agreement) shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by Lender directing the disposition of the funds in the applicable Deposit Account without further consent by Borrower, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Deposit Account other than for payment of its service fees and other charges directly related to the administration of such Deposit Account and for returned checks or other items of payment, (iii) Lender shall have electronic access enabling it to view transactions posted to and balances in the applicable Deposit Account, and (iv) after Lender’s notice to the Cash Management Bank following the occurrence and continuance of an Event of Default, such Cash Management Bank will forward or permit Lender to forward, by daily sweep, all good funds in the applicable Deposit Account to the Lender’s Account.
               (e) So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Schedule 2.6(a) to add or replace a Cash Management Bank or Deposit Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Lender and Lender shall have consented in writing in advance to the establishment of such Deposit Account with the prospective Cash Management Bank, and (ii) prior to making a deposit in such Deposit Account, Borrower and such prospective Cash Management Bank shall have executed and delivered to Lender a Control Agreement. Borrower shall close any of its Deposit Accounts, and establish replacement Deposit Accounts in accordance with the foregoing sentence, promptly and in any event within 30 days of notice from Lender that the creditworthiness of any Cash Management Bank is no longer acceptable in Lender’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Lender that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to a Deposit Account (including the Lockbox Account) is no longer acceptable in Lender’s Permitted Discretion.
               (f) Each Deposit Account of Borrower (including the Collection Account and the Lockbox Account) shall be a cash collateral account, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which Borrower is hereby deemed to have granted a Lien to Lender.
     2.7 Crediting Payments. The receipt of any payment item by Lender (whether from transfers to Lender by the Cash Management Banks pursuant to the Control Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Lender’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Lender only if it is received into the Lender’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Lender’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.
     2.8 Designated Account. Lender is authorized to make an Advance under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.5(c). Servicer agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Lender hereunder. Unless otherwise agreed by Lender and Borrower, any Advance requested by Borrower and made by Lender hereunder shall be made to (i) Originator in accordance with the applicable Purchase Date Notice, in the case of an Advance made in connection with the purchase of Borrower Leases in accordance with the Purchase and Contribution Agreement, or (ii) the Designated Account, in the case of any other Advance.
     2.9 Maintenance of Loan Account; Statements of Obligations. Lender shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances made by Lender to Borrower or for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Lender from Borrower or for Borrower’s account, including all amounts received in the Lender’s Account from any Cash Management Bank. Lender shall render monthly statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Lender unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.
     2.10 Fees. Borrower shall pay to Lender the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):
               (a) Fee Letter Fees and Charges. As and when due and payable under the terms of the Fee Letter, Borrower shall pay to Lender the fees and charges set forth in the Fee Letter;
               (b) Unused Line Fee. An unused line fee shall be calculated and be due and payable as follows: on the first day of each calendar quarter, commencing on the first day of the first calendar quarter following the Closing Date, and on the Maturity Date, Borrower shall pay to Lender an amount equal to one-half of one percent (0.50%) per annum times the amount by which (i) the Maximum Revolver Amount exceeds (ii) the greater of (A) the average Daily Balance of Advances that were outstanding during the immediately preceding calendar quarter (or portion thereof on and after the Closing Date, as applicable) and (B) only with respect to calendar quarters commencing on or after January 1, 2010, $15,000,000; and
               (c) Minimum Funding Charge. From and after the Closing Date, through and including the Maturity Date, a minimum funding charge shall be calculated and be due and payable as follows: on the first day of each calendar quarter, commencing on April 1, 2010, and on the Maturity Date, Borrower shall pay to Lender an amount equal to (i) the effective interest rate applicable hereunder during the immediately preceding calendar quarter times (ii) the amount, if any, by which (A) $15,000,000 exceeds (B) the average Daily Balance of Advances that were outstanding during the immediately preceding calendar quarter (or portion thereof from and after the Closing Date and prior to the Maturity Date); provided, that in no event shall interest be charged, contracted for, collected or retained in excess of the maximum nonusurious amount determined in accordance with Applicable Laws.
     2.11 LIBOR Rate Provisions.
               (a) Interest Rate. Except as otherwise provided in Section 2.5(b) or 2.11(b) hereof, interest on the Advances shall be charged at a rate of interest equal to the lesser of (i) the LIBOR Rate plus the Applicable Margin or (ii) the maximum rate of interest allowable by Applicable Laws.
               (b) Special Provisions Applicable to LIBOR Rate. In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of Lender, make it unlawful or impractical for Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates based on the LIBOR Rate, (x) Lender shall give notice of such changed circumstances to Borrower, (y) interest upon the LIBOR Rate Loans thereafter shall accrue at a rate equal to the lesser of (A) the Base Rate plus the Applicable Margin, or (B) the maximum rate of interest allowable by Applicable Laws, and (z) interest upon the LIBOR Rate Loans thereafter shall continue to accrue at such rate with respect to Obligations until Lender reasonably determines that it would no longer be unlawful or impractical to charge interest rates based on the LIBOR Rate or Lender can again determine the LIBOR Rate, whereupon, following written notice from Lender to Borrower, all Obligations shall bear interest at a rate equal to the lesser of (A) the LIBOR Rate plus the Applicable Margin or (B) the maximum rate of interest allowable by Applicable Laws.
               (c) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Lender, nor any of its Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate.
     2.12 Capital Requirements. If, after the date hereof, Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Lender’s or such holding company’s capital as a consequence of Lender’s obligations hereunder to a level below that which Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Lender to be material, then Lender may notify Borrower thereof in writing. Following receipt of such notice, Borrower agrees to pay Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Lender of a statement in the amount and setting forth in reasonable detail Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Lender may use any reasonable averaging and attribution methods.
3. CONDITIONS; TERM OF AGREEMENT.
     3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of Lender to make the initial extension of credit provided for hereunder, is subject to the fulfillment, to the satisfaction of Lender, of each of the following conditions precedent:
               (a) Lender shall have received a Filing Authorization Letter, duly executed by Borrower and each Seller, and Lender shall have filed appropriate financing statements on Form UCC-1 in such office or offices as may be necessary or, in Lender’s Permitted Discretion, desirable to perfect the Lender’s Liens in and to the Collateral, including without limitation, (i) one or more UCC-1 financing statements naming each Seller as debtor and Borrower, as assignor-secured party, and Lender, as assignee-secured party, describing Leases, Chattel Paper and other assets to be acquired by Borrower from such Seller, in form reasonably satisfactory to Lender, and (ii) a financing statement naming Borrower as debtor, and Lender, as secured party, describing all assets of Borrower, in form reasonably satisfactory to Lender;

               (b) Lender shall have received each of the following documents, in form and substance satisfactory to Lender, duly executed, and each such document shall be in full force and effect:
               (i) the Backup Servicing Agreement,
               (ii) the Collection Account Control Agreement, the Lockbox Control Agreement and each other Control Agreement,
               (iii) the Closing Certificate,
               (iv) the Custodial Agreement,
               (v) the Disbursement Letter for the initial Advance,
               (vi) the Fee Letter,
               (vii) the Officers’ Certificate,
               (viii) a Guaranty of each of Originator and Parent;
               (ix) the Pledge Agreement (together with certificates evidencing all certificated securities and blank stock powers with respect thereto), pursuant to which Originator pledges all of the Stock of Borrower to Lender, together with appropriate UCC-1 financing statements;
               (x) the Purchase and Contribution Agreement;
               (xi) the Servicing Agreement; and
               (xii) the Subordination Agreements (to the extent of any existing Subordinated Debt).
               (c) Lender shall have received a certificate from an Authorized Person (i) attesting to the duly adopted resolutions of each Loan Party’s Board of Directors, authorizing such Loan Party’s execution, delivery, and performance of this Agreement and the other Loan Documents to which such Loan Party is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;
               (d) Lender shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by an Authorized Person;
               (e) Lender shall have received (i) a certificate of status with respect to each Loan Party, dated within 20 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction, and (ii) certificates of status with respect to each Loan Party, each dated within 20 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;
               (f) Lender shall have received a certificate from an authorized officer of MLR II (i) attesting to the duly adopted resolutions of MLR II’s Board of Directors, authorizing MLR II’s execution, delivery, and performance of the Purchase and Contribution Agreement and the Purchase Date Notice to be delivered on the Closing Date, (ii) authorizing specific officers of MLR II to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of MLR II;
               (g) Lender shall have received copies of MLR II’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by an authorized officer of MLR II;
               (h) Lender shall have received a certificate of status with respect to MLR II, dated within 20 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of MLR II, which certificate shall indicate that MLR II is in good standing in such jurisdiction;
               (i) Lender shall have received copies of all Asset-Backed Facility Documents, as amended, modified, or supplemented to the Closing Date, certified by an Authorized Person;
               (j) Lender shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be reasonably satisfactory to Lender;
               (k) Lender shall have received one or more opinions of counsel to Loan Parties and MLR II, in form and substance satisfactory to Lender, in its Permitted Discretion;
               (l) Lender shall have received the Approved Forms and the Required Procedures, all in form and substance satisfactory to Lender, attached as exhibits to the Closing Certificate;
               (m) Lender shall have received satisfactory evidence (including a certificate of an Authorized Person) that all tax returns required to be filed by Parent and its Subsidiaries have been timely filed and all taxes upon Parent and its Subsidiaries or their respective properties, assets, income, and franchises (including Real Property taxes, sales taxes, and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest (which condition Lender hereby acknowledges has been satisfied);
               (n) Lender shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and on-site review of the Loan Parties’ Books, operating systems and back-office functions, Originator’s collateral valuation methods, compliance with Required Procedures, verification of the Loan Parties’ representations and warranties to Lender, (ii) due diligence with respect to and verification of third party service providers, including any replacement servicer or custodian, the results of which shall be satisfactory to Lender, (iii) an inspection of each of the locations where Originator conducts business, (iv) review of all documentation relating to Leases originated or acquired by Originator, or to be acquired by Borrower, on or before the Closing Date, (v) review of all Asset-Backed Facility Documents, and (vi) review of Originator’s plan for allocation of future assets among Originator and its Affiliates, the results of which, in each case, shall be acceptable to Lender, in its Permitted Discretion;
               (o) Lender shall have completed a systems audit, including, without limitation, a review of Originator’s management information systems, accounting and lease servicing systems;
               (p) Lender shall have received completed reference checks with respect to each of the Executive Officers, the results of which are satisfactory to Lender at its sole option;

               (q) Lender shall have received (i) a copy of the audited financial statements of Parent and its Subsidiaries for the fiscal year ended December 31, 2008, (ii) a copy of Parent’s Form 10-Q quarterly report for the quarter ended June 30, 2009, and (iii) a copy of Originator’s unaudited consolidated balance sheet and income statement for the year-to-date period ended August 31, 2009, the results of which, in each case, shall be satisfactory to Lender at its sole option;
               (r) Lender shall have received the Closing Date Business Plan, which shall be satisfactory to Lender at its sole option;
               (s) Borrower shall have paid or shall pay with the initial Advance all Lender Expenses incurred in connection with the transactions evidenced by this Agreement;
               (t) Each Person that is named as a secured party in a filed financing statement covering any property of Borrower shall release all Liens held against such property (other than Permitted Liens);
               (u) Lender shall have received all such agreements, documents, releases and other items as Lender may reasonably require in order to evidence the effective assignment to Borrower of all Leases, Chattel Paper and other assets to be acquired by Borrower from any Seller on the Closing Date, free and clear of all Liens and other interests of all Persons, in form reasonably satisfactory to Lender, including fully executed and completed originals of all applicable Purchase Date Notice(s) with attached Contract Schedule(s) covering all initial Leases being acquired by Borrower;
               (v) Borrower shall have (i) established the Collection Account at the Collection Account Bank, and delivered to Lender an executed Control Agreement for the Collection Account, (ii) established the Lockbox Account at the Lockbox Bank, and delivered to Lender an executed Control Agreement for the Lockbox Account, and (iii) delivered to Lender an executed Control Agreement for each other Deposit Account and Securities Account maintained by Borrower;
               (w) (i) Custodian shall have received the Original Contracts and other Contract Files for all Borrower Leases listed on the initial Contract Schedule and such Contract Files shall have been checked in by the Custodian in accordance with the Custodial Agreement, and (ii) Lender shall have received a Custodial Receipt and Report with respect to such Contract Files without any exceptions noted except for such exceptions as have been approved by Lender in advance in its Permitted Discretion;
               (x) The initial Advance shall be in an amount not less than $13,250,000;
               (y) Lender shall have received satisfactory evidence that as of the Closing Date: (i) Parent’s Tangible Net Worth is not less than $138,000,000; and (ii) Borrower’s Tangible Net Worth is not less than the greater of (A) $5,000,000 and (B) the amount sufficient to maintain compliance with the Borrowing Base;
               (z) On the Funding Date for the initial Advance, following the initial Advance and the payment of all fees and expenses contemplated hereunder in connection therewith, Borrower shall have Availability of no less than $1,000,000;
               (aa) Lender shall have received satisfactory evidence that Borrower has put in place an interest rate hedging program that complies with Section 6.20;
               (bb) Each Loan Party shall have received, and provided to Lender a copy of, all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by such Loan Party of the Loan Documents or with the consummation of the transactions contemplated thereby and all permits or licenses required to be obtained in connection with the conduct of its business;
               (cc) Lender shall have received satisfactory evidence that Borrower has begun implementing Lender’s electronic collateral reporting system; and
               (dd) All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed or recorded and shall be in form and substance satisfactory to Lender.
     3.2 Conditions Subsequent to the Initial Extension of Credit. The obligation of Lender to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):
               (a) Within 90 days after the Closing Date, Borrower and Servicer shall have completed the implementation of Lender’s electronic collateral reporting system in a manner satisfactory to enable Borrower and Servicer to provide electronic reporting of each of the items described in clauses (b) through (d) of Section 6.2;
               (b) Servicer shall use reasonable efforts (including the payment of reasonable costs) to convert its lockbox services to a system whereby Borrower’s Collections are deposited directly to the Lockbox or Lockbox Account (rather than to a common lockbox maintained for Servicer by Wells Fargo, into which other collections of Servicer are also remitted) as promptly as is practicable following Wells Fargo’s confirmation that it is capable of providing such services to Servicer
               (c) Borrower and Servicer shall have caused the Custodian to deliver to Lender, within 10 days after the Closing Date, an updated Custodial Receipt and Report (and Exception Report) with respect to the Borrower Leases transferred to Borrower on the Closing Date pursuant to the initial Purchase Date Notice, which updated Custodial Receipt and Report (and Exception Report) shall include the Custodian’s confirmation, in accordance with Section 2.2(b)(vi) of the Custodial Agreement, as to the scheduled payments set forth on the Contract Schedule for such Borrower Leases.
     3.3 Conditions Precedent to all Extensions of Credit. The obligation of Lender to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:
               (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance or other extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);
               (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;
               (c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Loan Party, Lender, or any of their Affiliates;

               (d) if new Leases are being added to the Borrowing Base (i) the related Contract Files shall have been delivered to the Custodian and shall have been checked in by the Custodian in accordance with the Custodial Agreement, (ii) Lender shall have received, at least one (1) Business Day prior to the Funding Date, a Custodial Receipt and Report with respect to such Contract Files without any exceptions noted (except for such exceptions as have been approved by Lender in its Permitted Discretion), and (iii) Lender shall have received, on or before the Funding Date, (A) the Original, completed Lease evidencing the obligations described therein, (B) an assignment (in form and substance acceptable to Lender, which assignment may be part of a master assignment of multiple Leases to Lender) of such Lease executed by Borrower in favor of Lender, (C) the Original guaranty, if any, guaranteeing payment of such Lease, (D) true, correct and complete copies of all other Lease Documents in respect thereof, (E) evidence of the release of all prior liens and the filing of any required UCC-3 partial release statements as to any such Leases as Lender deems necessary, (F) fully executed and completed originals of all applicable Purchase Date Notice(s) with attached Contract Schedule(s) covering all Leases and related Collateral being acquired by Borrower, and (G) evidence of prior payment of that portion of the purchase price that is set forth in the applicable Purchase Date Notice that is in excess of any Advances to be made on such Funding Date;
               (e) no Material Adverse Change shall have occurred; and
               (f) Lender shall have received a Borrowing Base Certificate from Borrower which includes (i) a detailed calculation of the Borrowing Base as of the date of the requested Advance, and (ii) detail regarding Leases that are not Eligible Leases.
     3.4 Term. This Agreement shall continue in full force and effect for a term commencing on the Closing Date and ending on the third anniversary of the Closing Date (the “Maturity Date”). The foregoing notwithstanding, Lender shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.
     3.5 Effect of Termination. On the date of termination of this Agreement, all Obligations (including all Bank Product Obligations, unless otherwise agreed by the relevant Bank Product Provider) immediately shall become due and payable without notice or demand (including providing cash collateral (in an amount determined by Lender as sufficient to satisfy the reasonably estimated credit exposure) to be held by Lender for the benefit of the Bank Product Providers with respect to the Bank Product Obligations (unless otherwise agreed by the relevant Bank Product Provider). No termination of this Agreement, however, shall relieve or discharge any Obligor of its duties, Obligations, or covenants hereunder or under any other Loan Documents and the Lender’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and Lender’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and Lender’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Lender will, at Borrower’s sole expense, execute and deliver, or authorize the filing of, any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Lender’s Liens and all notices of security interests and liens previously filed by Lender with respect to the Obligations.
     3.6 Early Termination by Borrower. Borrower has the option, at any time upon 60 days’ prior written notice to Lender, to terminate this Agreement by paying to Lender, in cash, the Obligations (including providing cash collateral (in an amount determined by Lender as sufficient to satisfy the reasonably estimated credit exposure) to be held by Lender for the benefit of the Bank Product Providers with respect to the Bank Product Obligations), in full, together with all sums payable under the Fee Letter. If Borrower has sent a notice of termination pursuant to the provisions of this Section 3.6, then on the date set forth as the date of termination of this Agreement in such notice, Lender’s obligations to extend credit hereunder shall terminate and Borrower shall be obligated to repay the Obligations (including providing cash collateral (in an amount determined by Lender as sufficient to satisfy the reasonably estimated credit exposure) to be held by Lender for the benefit of the Bank Product Providers with respect to the Bank Product Obligations), in full, together with the Applicable Prepayment Premium and all other sums payable under the Fee Letter on the date set forth as the date of termination of this Agreement in such notice.
4. CREATION OF SECURITY INTEREST.
     4.1 Grant of Security Interest. Borrower hereby grants to Lender, for the benefit of Lender and the Bank Product Providers, a continuing security interest in all of Borrower’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. The Lender’s Liens in and to the Collateral shall attach to all Collateral without further act on the part of Lender or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, the disposition of any item or portion of the Collateral is a violation of the terms of this Agreement.
     4.2 Notes and Leases.
               (a) Notes Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Notes, Borrower shall deliver physical possession of such Notes to Lender or the Custodian to hold for the benefit of Lender, duly endorsed or assigned, as applicable, in blank or as follows on the back of the signature page thereof or on a separate allonge affixed thereto:
               “Pay to the Order of Wells Fargo Foothill, LLC
               Marlin Receivables Corp., a Nevada corporation

By:
Name:
Its: [Authorized Person].”
               (b) Leases and Conditional Sale Contracts. In the event that any Collateral, including proceeds, is evidenced by or consists of Leases or conditional sale contracts, Borrower shall assign such Leases or conditional sales contracts to Lender and deliver physical possession to Custodian, for the benefit of Lender, of (i) the Original Contract evidencing the obligations described therein, executed by the lessee (or other obligor) thereof, and (ii) an assignment (in form and substance acceptable to Lender, which assignment may be part of a master assignment of multiple Leases to Lender) of such Original Contract executed by Borrower in favor of Lender.
     4.3 Certificates of Title. For each Borrower Lease of Equipment covered by a Certificate of Title, (i) Borrower shall deliver physical possession of such Certificate of Title to Lender or the Custodian to hold for the benefit of Lender promptly upon receipt thereof by Borrower, but in any event, no later than one Business Day after the initial pledge of the Lease covering such Equipment, to Lender (subject to motor vehicle titling requirements), (ii) such Certificate of Title shall show Borrower, or the Account Debtor on such Lease, as owner of the Equipment, (iii) such Certificate of Title shall show Borrower as having a first-priority Lien therein, and (iv) if Borrower is shown as having a Lien therein, then Borrower shall execute and deliver an assignment of its Lien in such Equipment to Lender or the Custodian to hold for the benefit of Lender in form sufficient to effect such assignment in the jurisdiction in which such Certificate of Title is issued.
     4.4 Collection of Accounts, Leases, Chattel Paper, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of a Servicer Termination Event or an Event of Default, Lender or Lender’s designee may (a) notify Account Debtors of Borrower that Borrower’s Accounts, Leases, Notes, Chattel Paper, or General Intangibles or other Negotiable Collateral have been assigned to Lender or that Lender has a security interest therein, (b) terminate the Servicing Agreement, appoint a Successor Servicer, and/or cause a Successor Servicer to take possession of and collect Borrower’s Accounts, Leases, Notes, Chattel Paper, General Intangibles or other Negotiable Collateral, (c) terminate Borrower’s right to access or give instructions with respect to the Collection Account and each other Deposit Account, and/or (d) collect Borrower’s Accounts, Leases, Notes, Chattel Paper, General Intangibles or other Negotiable Collateral directly and charge the collection costs and expenses to the Loan Account. Borrower and Servicer each agrees that it will hold in trust for Lender, as Lender’s trustee, any Collections that it receives and deposit such Collections in the Lockbox Account in accordance with Section 2.6(a) in their original form as received by Borrower or Servicer.
     4.5 Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.
               (a) Originator and Borrower each authorizes Lender to file any financing statement necessary or desirable to effectuate the transactions contemplated by the Loan Documents, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of Originator or Borrower where permitted by Applicable Laws. Originator and Borrower each hereby ratifies the filing of any financing statement filed without the authorization of Originator or Borrower prior to the date hereof.
               (b) If Borrower acquires any commercial tort claim after the date hereof, Borrower shall promptly (but in any event within 3 Business Days after such acquisition) deliver to Lender a written description of such commercial tort claim and shall deliver a written agreement, in form and substance satisfactory to Lender, pursuant to which Borrower shall grant a perfected security interest in all of its right, title and interest in and to such commercial tort claim to Lender, as security for the Obligations (a “Commercial Tort Claim Assignment”).
               (c) At any time upon the written request of Lender, Borrower shall execute or deliver to Lender any and all security agreements, pledges, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that Lender may request in its Permitted Discretion, in form and substance satisfactory to Lender, to create, perfect, and continue perfected or to better perfect the Lender’s Liens in the Collateral (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Lender in any owned Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by Applicable Laws, Borrower authorizes Lender to execute any such Additional Documents in Borrower’s name and authorizes Lender to file such executed Additional Documents in any appropriate filing office. In addition, at any time after Borrower shall have obtained any intellectual property or any patentable, copyrightable or trademarkable material, on such periodic basis as Lender shall require, Borrower shall (i) provide Lender with a report of all new material patentable, copyrightable, or trademarkable materials acquired or generated by Borrower during the prior period, (ii) cause all material patents, copyrights, and trademarks acquired or generated by Borrower that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Borrower’s ownership thereof, and (iii) cause to be prepared, executed, and delivered to Lender supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder; provided, however, that Borrower shall not register with the U.S. Copyright Office any unregistered copyrights (whether in existence on the Closing Date or thereafter acquired, arising, or developed) unless (x) Borrower provides Lender with written notice of its intent to register such copyrights not less than 30 days prior to the date of the proposed registration, and (y) prior to such registration, Borrower executes and delivers to Lender a copyright security agreement in form and substance reasonably satisfactory to Lender, supplemental schedules to any existing copyright security agreement, or such other documentation as Lender reasonably deems necessary in order to perfect and continue perfected Lender’s Liens on such copyrights following such registration.
               (d) Each Loan Party hereby assigns to Lender any and all rights of such Loan Party to access any and all storage facilities where any Collateral or information relating to Collateral may be stored, for access (for the purpose of reviewing or inspecting Collateral) upon reasonable advance notice (so long as no Default or Event of Default shall have occurred and be continuing), and each Loan Party hereby authorizes Lender, at any time after the occurrence and during the continuation of an Event of Default, to enter upon any such storage facilities and remove any contents thereof related to the Collateral in connection with Lender’s exercise of its remedies hereunder.
     4.6 Power of Attorney. Each of Originator, Servicer and Borrower hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender’s officers, employees, or agents designated by Lender) as such Person’s true and lawful attorney, with power to (a) if such Person refuses to, or fails timely to execute and deliver any of the documents described in Section 4.2, sign the name of such Person on any of the documents described in Section 4.2, (b) at any time after the occurrence and during the continuation of a Servicer Termination Event or Event of Default, sign Borrower’s name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests or make telephone inquiries for verification of Borrower’s or its Subsidiaries’ Accounts or Leases (provided, that, unless a Servicer Termination Event or Event of Default has occurred and is continuing, Lender shall take reasonable steps to conduct such verifications in such a manner so as not to disclose to the applicable Account Debtors that Lender is a provider of credit accommodations to Borrower), (d) at any time after the occurrence and during the continuation of a Servicer Termination Event or Event of Default, endorse Borrower’s name on any of its payment items (including all of its Collections) that may come into Lender’s possession, (e) at any time after the occurrence and during the continuation of a Servicer Termination Event or Event of Default, make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time after the occurrence and during the continuation of a Servicer Termination Event or Event of Default, use the information recorded on or contained in any data processing equipment, computer hardware and software relating to the Collateral, settle and adjust disputes and claims respecting Borrower’s Accounts, Leases, Notes, Chattel Paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Lender determines to be reasonable, in Lender’s Permitted Discretion, and Lender may cause to be executed and delivered any documents and releases that Lender determines to be necessary and Lender may prepare, file, and sign such Person’s name to a proof of claim in bankruptcy or similar document against any Account Debtor, or to any notice of lien, assignment, or satisfaction of lien or similar document in connection with any of the Collateral. The appointment of Lender as Originator’s, Servicer’s and Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Lender’s obligations to extend credit hereunder are terminated.

     4.7 Lease Documents. Borrower will maintain all Lease Documents (other than Leases, other Lease Documents and Notes which have been delivered to Lender or the Custodian pursuant to Section 3.3(d), Section 4.2 or the Custodial Agreement) in a secure manner in a location with fire, casualty and theft protection satisfactory to Lender. Borrower will provide, or cause Servicer or the Custodian to provide, to Lender copies of any Lease Documents as Lender may request.
     4.8 Borrower’s Perfection. Borrower represents that all appropriate financing statements, and all related statements of assignment or amendment in order to cause Borrower to be properly noted as secured party of record with respect thereto, have been filed in all filing locations as may be required to perfect and protect in favor of Borrower all security interests, liens and rights evidenced by all Lease Documents with respect to all personal property subject to Leases existing as of the Closing Date and as of the date of each Advance thereafter, and that such filings remain effective as of such date; provided, that, Lender acknowledges that Originator generally does not file, and shall not be required to file, financing statements against Account Debtors if Originator’s original net investment (inclusive of residual value) in such Lease is less than $25,000. Unless otherwise expressly agreed to by Lender, Borrower covenants that it will take all action necessary to maintain the effectiveness of such filings. Lender is authorized to file any UCC-3 statements of continuation, assignment or amendment as it may determine in its Permitted Discretion to be necessary to enable it to protect and maintain its interests under this Agreement. Borrower shall execute such other financing statements and amendments thereof, in form and substance satisfactory to Lender, as Lender may request in order to protect and maintain its interests under this Agreement. Borrower represents to Lender that all filings and recordations, and all related assignments, have been filed or recorded in all jurisdictions as may be required to perfect and protect in favor of Borrower all liens or interests evidenced by Lease Documents with respect to all Real Property securing Leases existing as of the Closing Date and as of the date of each Advance thereafter, if any, and that such filings and recordations remain effective as of such date.
     4.9 Right to Inspect and Verify. Lender (through any of its officers, employees, or agents) shall have the right, from time to time hereafter (i), to inspect and audit the Books of each Loan Party and make copies or abstracts thereof, during normal business hours, (ii) from time to time, to communicate directly with any and all Account Debtors obligated with respect to Leases to verify the existence and terms thereof (provided, that, unless a Servicer Termination Event or Event of Default has occurred and is continuing, Lender shall take reasonable steps to conduct such verifications in such a manner so as not to disclose to the applicable Account Debtors that Lender is a provider of credit accommodations to Borrower), (iii) to check, test, and appraise the Collateral, or any portion thereof, in order to verify Borrower’s and its Subsidiaries’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral; and (iv) at any time after the occurrence and during the continuation of a Servicer Termination Event or Event of Default, to the extent any Loan Party has such rights, to inspect any Leased Equipment. Each Loan Party shall permit any designated representative of Lender to visit and inspect any of the properties of such Loan Party to inspect and to discuss its finances and properties and Collateral, during normal business hours. Lender shall be reimbursed by Borrower with respect to all audits, inspections and appraisals contemplated by this Section 4.9 in accordance with the terms of the Fee Letter.
     4.10 Control Agreements. Borrower agrees that it will take any and all reasonable steps in order for Lender to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to all of its Securities Accounts, Deposit Accounts, electronic Chattel Paper, Investment Property, and letter-of-credit rights. Upon the occurrence and during the continuation of an Event of Default, Lender may notify any bank or securities intermediary to liquidate the applicable Deposit Account or Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Lender’s Account.

     4.11 Lease Repurchases.
               (a) With respect to any Lease that was not originally an Eligible Lease when acquired by Borrower, upon discovery thereof Borrower shall enforce its rights against Originator under the Purchase and Contribution Agreement and may request that Lender release such Lease from the lien of this Agreement so long as Originator simultaneously deposits the related Repurchase Price in the Lockbox Account or assigns to Borrower a substitute Lease having the same or higher Net Investment amount and meeting all the requirements specified in the Purchase and Contribution Agreement for Leases transferred by any Seller to Borrower.
               (b) With respect to any Lease for which the Servicer has incurred a repurchase obligation under Section 3.07 of the Servicing Agreement, upon discovery thereof, Borrower shall enforce its rights against Servicer under the Servicing Agreement and may request that Lender release such Lease from the Lien of this Agreement so long as Servicer simultaneously deposits the related Repurchase Price in the Lockbox Accounts or assigns to Borrower a substitute Lease having the same or higher Net Investment amount and meeting all requirements specified in the Purchase and Contribution Agreement for Leases transferred by any Seller to Borrower.
               (c) With respect to any Lease that was originally an Eligible Lease but is no longer an Eligible Lease, Borrower may, upon four (4) Business Days advance written notice to Lender, (i) request that Originator repurchase such Lease for an amount equal to the Repurchase Price or provide a substitute Lease having an equivalent Net Investment amount and (ii) if Originator has agreed to do so in its sole discretion, request that Lender release such Lease from the Lien of this Agreement so long as Originator simultaneously delivers the related Repurchase Price or a substitute Lease meeting the same requirements as those specified in the Purchase and Contribution Agreement for Leases transferred by any Seller to Borrower.
     4.12 Release of Leases; Return of Negotiable Collateral.
               (a) When a Lease is repaid in its entirety, Lender shall authorize Custodian (upon written request from Servicer or Borrower specifying that such Lease has been paid in full) to return the related Contract File to or at the direction of Borrower and Lender shall release the Lender’s Lien on such Lease promptly upon receipt of the final payment due thereunder and deposit of same into the Lockbox Account.
               (b) When Leases are sold by Borrower in a Permitted Disposition, Lender shall release the Lender’s Liens in the Leases and related Lease Documents and shall direct the Custodian to transfer the Contract File to the purchaser thereof or as otherwise directed by Borrower upon deposit of all proceeds from such disposition into the Lockbox Account.
               (c) Servicer and Borrower shall be responsible for preparing and delivering to Custodian and Lender all Requests for Release or other documentation required under the Custodial Agreement.
5. REPRESENTATIONS AND WARRANTIES.
               In order to induce Lender to enter into this Agreement, each Loan Party makes (to the extent stated to be applicable to such Person and solely as to itself) the following representations and warranties to Lender which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties are stated to relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
     5.1 No Encumbrances. Borrower has good and indefeasible title to, or a valid leasehold interest in, its personal property assets and good and marketable title to, or a valid leasehold interest in, its Real Property, in each case, free and clear of Liens except for Permitted Liens.
     5.2 Eligible Leases. As to each Lease that is identified by or on behalf of Borrower as an Eligible Lease in the most recent Borrowing Base Certificate submitted to Lender, as of the date of such certificate: (i) such Lease evidences a bona fide existing payment obligation of the applicable Account Debtor created by the lease of personal property to such Account Debtor in the ordinary course of Borrower’s business, (ii) such Lease has been originated by, or transferred or assigned to, Borrower and is, or upon such transfer, will be, unconditionally owed to Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, (iii) such Lease is a Borrower Lease and is not or would not be excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Leases, except to the extent indicated on such certificate; (iv) such Lease has been documented on the Approved Forms in accordance with the Required Procedures; (v) neither Servicer nor Borrower has received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any Account Debtor obligated on such Lease, except to the extent that such fact has been taken into account in excluding amounts owing under such Lease as ineligible by virtue of the excluding criteria set forth in the definition of Eligible Leases; (vi) neither Servicer nor Borrower has received notice of any actual or threatened litigation regarding the validity or enforceability of such Lease or any lien on other collateral securing such Lease; (vii) such Lease is subject to a first-priority security interest in favor of Lender, (viii) Borrower has duly filed financing statements naming the applicable Account Debtor as debtor in all applicable jurisdictions (except to the extent not required by Section 4.8) or, if applicable, has delivered to Custodian to hold for the benefit of Lender (or shall deliver to Lender or the Custodian to hold for the benefit of Lender promptly upon receipt thereof by Borrower) a Certificate of Title for the Equipment covered by such Lease naming Borrower as owner and Lender as first lienholder, or a Certificate of Title for the Equipment covered by such Lease naming Account Debtor as owner and Borrower as first lienholder, together with an assignment of such Lien to Lender; and (ix) Borrower is the sole legal and beneficial owner of such Lease, and all related documents and Books.
     5.3 Compliance. The Approved Forms, the Required Procedures, the Lease Documents and other documents evidencing and executed in connection with Leases and all actions and transactions by Originator, Servicer and Borrower in connection therewith comply in all material respects with all Applicable Laws. The Approved Forms are commensurate with forms and documentation used by prudent lenders and lessors in the same or similar circumstances as Originator and Borrower and, without limiting the foregoing, are sufficient to create valid, binding and enforceable obligations of each Account Debtor named therein (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally).
     5.4 Equipment. All of the Equipment of Borrower is used or held for use in its business.
     5.5 Location of Collateral. The Collateral (other than the Collateral in the possession of Lender or the Custodian for the benefit of Lender and Leased Equipment in the possession of an Account Debtor in accordance with its Lease) is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 5.5 (as such Schedule may be updated pursuant to Section 6.9).

     5.6 Records. Originator keeps correct and accurate records itemizing and describing the Leases assigned to Borrower and each of Servicer and Borrower keeps correct and accurate records itemizing and describing the Leases owned by Borrower and the amounts due and collected with respect thereto.
     5.7 State of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.
               (a) The jurisdiction of organization of each Loan Party and each Seller is set forth on Schedule 5.7(a).
               (b) The chief executive office of each Loan Party and each Seller is located at the address indicated on Schedule 5.7(b) (as such Schedule may be updated pursuant to Section 6.9).
               (c) Each Loan Party’s and each Seller’s organizational identification numbers and federal employer identification numbers, if any, are identified on Schedule 5.7(c).
               (d) As of the Closing Date, Borrower does not hold any commercial tort claims, except as set forth on Schedule 5.7(d).
     5.8 Due Organization and Qualification; Subsidiaries.
               (a) Each Loan Party is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where it is transacting its business (as may be necessary by the Applicable Laws of such state), except where failure to qualify could not reasonably be expected to result in a Material Adverse Change.
               (b) Set forth on Schedule 5.8(b) is a complete and accurate description of the issued and outstanding membership interests in or Stock of Borrower, by class, and a description of the interests of each such class that are issued and outstanding. Other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any membership interests in or Stock of Borrower, including any right of conversion or exchange under any outstanding security or other instrument. Except as set forth on Schedule 5.8(b), Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any membership interests in or shares of its Stock or any security convertible into or exchangeable for any membership interests in or shares of its Stock.
               (c) Borrower does not have any direct or indirect Subsidiaries.
               (d) Each Loan Party (i) qualifies for an exemption from registration as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended, and is not subject to the prohibitions set forth in Section 7 thereof and the rules promulgated thereunder by the Securities and Exchange Commission, and (ii) is not a “holding company” or a “subsidiary company” of a “holding company” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.
     5.9 Due Authorization; No Conflict.
               (a) The execution, delivery, and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

               (b) The execution, delivery, and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Loan Party, or any Governing Documents of such Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on such Loan Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Loan Party, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Loan Party, other than Permitted Liens, or (iv) require any approval of such Loan Party’s interestholders or any approval or consent of any Person under any material contractual obligation of such Loan Party, other than consents or approvals that have been obtained and that are still in force and effect.
               (c) Other than the filing of financing statements, the execution, delivery, and performance by each Loan Party of this Agreement and the other Loan Documents to which either is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person, other than consents or approvals that have been obtained and that are still in force and effect.
               (d) This Agreement and the other Loan Documents to which any Loan Party is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Loan Party, will be the legally valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
               (e) The Lender’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.
     5.10 Litigation. Other than those matters disclosed on Schedule 5.10 and other than matters now existing or arising after the Closing Date that, if decided adversely to a Loan Party, or any of its Subsidiaries, reasonably could not be expected to result in a Material Adverse Change, there are no actions, suits, or proceedings pending, or, to the best knowledge of the Loan Parties, threatened, against any Loan Party, or any of its Subsidiaries.
     5.11 No Material Adverse Change. All financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by the Loan Parties to Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to the Loan Parties and their Subsidiaries since the date of the latest financial statements submitted to Lender on or before the Closing Date.
     5.12 Fraudulent Transfer.
               (a) Each Loan Party and its Subsidiaries is Solvent.
               (b) No transfer of property is being made by any Loan Party or its Subsidiaries and no obligation is being incurred by any Loan Party or its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party or its Subsidiaries.

     5.13 ERISA. Neither any Loan Party nor any of its Subsidiaries or ERISA Affiliates maintains or contributes to any Benefit Plan.
     5.14 Environmental Condition. (a) To each Loan Party’s knowledge, none of such Loan Party’s or its Subsidiaries’ properties or assets has ever been used by such Loan Party, its Subsidiaries, or previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Loan Party’s knowledge, none of such Loan Party’s or its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) neither any Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by such Loan Party or its Subsidiaries, and (d) neither any Loan Party nor its Subsidiaries has received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by such Loan Party or its Subsidiaries resulting in the releasing or disposing of Hazardous Materials into the e.
     5.15 Brokerage Fees. Except as disclosed on Schedule 5.15, no Loan Party nor any of their Subsidiaries has utilized the services of any broker or finder in connection with Borrower’s obtaining financing from Lender under this Agreement and no brokerage commission or finders fee is payable by any Loan Party or its Subsidiaries in connection herewith.
     5.16 Intellectual Property. Borrower and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its and their businesses as currently conducted, and attached hereto as Schedule 5.16 (as updated from time to time) is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which Borrower or one of its Subsidiaries is the owner or is an exclusive licensee.
     5.17 Leases as Lessee. Borrower and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties, as lessee, or under which they are operating, and all of such leases are valid and subsisting and no material default by Borrower or its Subsidiaries exists under any of them.
     5.18 Deposit Accounts and Securities Accounts. Set forth on Schedule 5.18 (as updated from time to time) is a listing of all of Borrower’s Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary, (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.
     5.19 Complete Disclosure. All factual information (taken as a whole) furnished by any Loan Party on behalf of such Loan Party or its Subsidiaries, in writing to Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by any Loan Party on behalf of such Loan Party or its Subsidiaries, in writing to Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Business Plan represents, and as of the date on which any other Projections are delivered to Lender, such additional Projections represent, each Loan Party’s good faith estimate of its and its Subsidiaries’ future performance for the periods covered thereby.

     5.20 Indebtedness. Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of each Loan Party and its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness as of the Closing Date. No default has occurred and is continuing with respect to any Indebtedness of any Loan Party or its Subsidiaries.
     5.21 Permits, Etc. Each Loan Party has, and is in substantial compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for Borrower lawfully to own, manage or operate, or acquire, Leases, and its other businesses currently owned, managed or operated, by such Loan Party, except for such permits, licenses, authorizations, approvals, entitlements or accreditations, the absence of which could not reasonably be expected to result in a Material Adverse Change.
     5.22 Patriot Act. To the extent applicable, each Loan Party and its Subsidiaries is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     5.23 OFAC. No Loan Party nor any of its Subsidiaries, is in violation of any of the country or list-based economic and trade sanctions administered and enforced by OFAC, to the extent applicable. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has assets located in Sanctioned Entities, or (c) derives any of its revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities. The proceeds of any Advance will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
     5.24 Servicing of Borrower Leases.
               (a) Borrower has entered into the Servicing Agreement with Servicer, pursuant to which Borrower has engaged Servicer to act as Borrower’s agent to monitor, manage, enforce and collect the Leases and disburse Collections in respect thereof as further described in the Servicing Agreement and in compliance with the requirements this Agreement and the other Loan Documents.
               (b) In addition, Borrower has entered into the Backup Servicing Agreement with the Backup Servicer to provide for servicing of the Leases and disbursement of Collections in respect thereof in the event that Servicer is terminated as Servicer.
6. AFFIRMATIVE COVENANTS.
               Each Loan Party covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, such Loan Party shall do all of the following that relate to it:

     6.1 Accounting System. Maintain a system of accounting that enables each Loan Party and its Subsidiaries to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Lender. Borrower and Servicer also shall keep a reporting system that shows all additions, fees, payments, claims, and write-downs with respect to the Leases.
     6.2 Collateral Reporting. Provide Lender with the following documents at the following times in form satisfactory to Lender:

Promptly after occurrence	(a) Notice of all material claims, offsets or disputes asserted by an Account Debtor with respect to any Borrower Lease,

Date of each Advance	(b) a Borrowing Base Certificate, including supporting documentation which includes a detailed calculation of the Borrowing Base as of the date of the requested Advance (including detail regarding all Borrower Leases, with respect to aging, aggregate Collections, delinquency, concentration and other relevant information, including Borrower Leases that are not Eligible Leases), with a reconciliation to the most recently provided Borrowing Base,

Monthly (not later than the Reporting Date, calculated or determined as of the last day of the preceding month)	(c) a Borrowing Base Certificate, including supporting documentation which includes (i) a detailed calculation of the Borrowing Base as of the last day of the preceding month, and a reconciliation to the most recently provided Borrowing Base, (ii) a detailed list of Borrower Leases, together with a detailed aging, by total, of the Leases in the Borrower Portfolio and the Managed Portfolio, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Lender, (iii) detail regarding Collections, delinquency and concentration of Borrower Leases, (iv) detail regarding those Borrower Leases that are not Eligible Leases, (v) detail regarding each Borrower Lease that has been extended, modified, restated or amended, (vi) additional detail showing additions to and deletions from the Collateral, and (vii) other relevant information reasonably requested by Lender,

(d) a Contract Data Tape and a Monthly Servicing Report that details all Collections and with respect to any other Borrower Collateral, amounts transferred from the Lockbox Account to the Collection Account, and other deposits to or disbursements from the Collection Account, including but not limited to payments made on the related Interest Payment Date, and payments to be made on the related Payment Date,

(e) a static loss report, default/charge-off report and delinquency report for all Leases in the Borrower Portfolio and all Leases in the Managed Portfolio,

Upon written request by Lender	(f) a summary aging, by vendor, of Borrower’s and its Subsidiaries’ accounts payable and any book overdraft, (g) a detailed list of Borrower’s and its Subsidiaries’ Account Debtors,

(h) if not included in the Monthly Report, a report regarding Borrower’s and its Subsidiaries’ accrued, but unpaid, sales, use and property taxes,

(i) a detailed report of Borrower’s obligations with respect to Bank Product Agreements, including calculations thereof,

(j) upon request by Lender, copies of credit files in connection with Borrower’s statements transmitted to Account Debtors, credit memos, remittance advices and deposit slips in connection with Borrower Leases and/or the Leased Equipment, and, for property to be subject to Borrower Leases, purchase orders and invoices, and

(k) such other reports as to the Collateral or the financial condition of any Loan Party and its Subsidiaries, as Lender may reasonably request.
               In addition, (i) Borrower and Servicer agree to facilitate the establishment of an electronic collateral reporting system (within the timeframe set forth in Section 3.2(a)), which will be administered and maintained by Lender, and Borrower and Servicer agree to cooperate fully with Lender to facilitate and implement such system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth in clauses (b) through (d) above, and, after its establishment, Borrower and Servicer shall use Lender’s electronic reporting system for all reporting of such information to Lender and (ii) an Authorized Person or other representative familiar with the operations of Borrower’s and Servicer’s business reasonably acceptable to Lender will meet with Lender at least once in each calendar quarter at a location reasonably convenient to such Authorized Person or other representative, during normal business hours, to review and discuss all Borrower Leases.
     6.3 Financial Statements, Reports, Certificates. Deliver to Lender:
               (a) as soon as available, but in any event within 30 days after the end of each month during each year (including each month end that is also a calendar quarter end):
               (i) unaudited financial statements consisting of a consolidating balance sheet and income statement covering Borrower’s operations during such period and the year-to-date period ending thereon, and
               (ii) a Compliance Certificate,
               (b) as soon as available, but in any event within 45 days after the end of each calendar quarter during each year:
               (i) unaudited financial statements consisting of (A) a consolidated balance sheet and income statement, covering Originator’s and its Subsidiaries’ consolidated operations during such period and the year-to-date period ending thereon, and (B) a consolidated balance sheet, income statement, statement of cash flow and statement of stockholders’ equity, covering Parent’s and its Subsidiaries’ consolidated operations during such period and the year-to-date period ending thereon, and
               (ii) a Compliance Certificate,
               (c) as soon as available, but in any event on or before 90 days following the end of each of Borrower’s fiscal years, commencing with the fiscal year ending December 31, 2009,
               (i) consolidated financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Lender and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of any of Sections 6.20, 7.17, 7.18 or 7.19), by such accountants to have been prepared in accordance with GAAP, such audited financial statements to include (I) a balance sheet, income statement, statement of cash flow and statement of stockholders’ equity and, if prepared, such accountants’ letter to management, and (II) such consolidating schedules for Parent, Originator (on a consolidated basis) and MBB as Lender may reasonably require, together with a statement from such accountants substantially in the form of Schedule T-1 attached hereto with respect to such consolidating schedules, and
               (ii) a Compliance Certificate,
               (d) as soon as available, but in any event before December 31 of each year, copies of Projections for Borrower (on a stand-alone basis) and for Originator (on a consolidated basis with its Subsidiaries), in form and substance (including as to scope and underlying assumptions) consistent with the Closing Date Business Plan, for the forthcoming fiscal year, on a month-by-month basis, certified by an Executive Officer as being such officer’s good faith estimate of the financial performance of Borrower and Originator (on a consolidated basis with its Subsidiaries) during the period covered thereby,
               (e) if and when any Loan Party files any Form 10-Q quarterly report, Form 10-K annual report, or any other filing with the SEC, email notification of such filing,
               (f) as requested by Lender from time to time, satisfactory evidence of payment of applicable excise taxes in each jurisdiction in which (i) such Person conducts business or is required to pay any such excise tax, (ii) where such Person’s failure to pay any such applicable excise tax would result in a Lien on the properties or assets of such Person, or (iii) where such Person’s failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,
               (g) promptly, but in any event within 5 Business Days after Borrower or Servicer has knowledge of any event or condition that constitutes a Default, an Event of Default, a Servicer Default or a Servicer Termination Event, notice thereof and a statement of the curative action that Borrower or Servicer proposes to take with respect thereto,
               (h) promptly after the commencement thereof, but in any event within 5 Business Days after the service of process with respect thereto on any Loan Party or any of its Subsidiaries, notice of all actions, suits, or proceedings brought by or against any Loan Party or any of its Subsidiaries before any Governmental Authority which, if determined adversely to such Loan Party or Subsidiary, could reasonably be expected to result in a Material Adverse Change,

               (i) promptly, but in any event within five (5) Business Days after Borrower or Servicer has knowledge thereof, notify Lender of the resignation, termination or long-term disability of any Executive Officer or other Authorized Person,
               (j) Borrower or Originator shall cause each of the following to be delivered to Lender at the times specified: (i) promptly (but in any event within 5 days) following the time required to be provided to, or delivered by, Originator or any Securitization Subsidiary pursuant to the Asset-Backed Facility Documents, each Servicer Report and each written report constituting an audit or similar evaluation of a Securitization Subsidiary or the servicing of the assets of a Securitization Subsidiary; (ii) promptly (but in any event within two Business Days) following Originator’s or a Securitization Subsidiary’s receipt thereof, notice of any Servicer Default or Event of Default (in each instance as such terms are defined in the Asset-Backed Facility Documents); (iii) promptly (but in any event within 5 days of the execution thereof) copies of each material written amendment, modification or supplement to any Asset-Backed Facility Document, including (A) any forbearance agreement or similar agreements with respect to the terms of the Asset-Backed Facility Documents, and (B) any amendment, modification or supplement that makes the eligibility and underwriting criteria applicable to any Securitization Subsidiary or Asset-Backed Facility more restrictive than the eligibility and underwriting criteria previously applicable thereto, or reduces the effective advance rate thereunder; and (iv) from time to time upon the written request of Lender, any other information reasonably requested or identified by Lender and relating to the financial condition of Originator, its Subsidiaries or any Securitization Subsidiary, and
               (k) upon the request of Lender, any other information reasonably requested relating to the financial condition of any Loan Party or its Subsidiaries.
               In addition, each Loan Party agrees that no Subsidiary of such Loan Party will have a fiscal year different from that of such Loan Party. Each Loan Party also agrees to cooperate with Lender to allow Lender to consult with such Loan Party’s independent certified public accountants if Lender reasonably requests the right to do so and that, in such connection, such Loan Party’s independent certified public accountants are authorized to communicate with Lender and to release to Lender whatever financial information concerning such Loan Party or its Subsidiaries that Lender reasonably may request. Each Loan Party waives the right to assert a confidential relationship, if any, it may have with any accounting firm or other third-party financial service provider in order to obtain any information requested by Lender pursuant to or in accordance with this Agreement, and each Loan Party shall authorize such accounting firm or third-party financial service provider to provide such information, to the extent reasonably available.
     6.4 Additional Reporting. Promptly deliver to Lender, when reasonably available to Borrower or Servicer , each invoice and statement presented by each of the Backup Servicer, any other replacement servicer and the Custodian for services performed or reimbursable expenses incurred by such Person and evidence of payment thereof when due.
     6.5 Records and Collection of Leases.
     (a) Servicer agrees that:
          (i) in accordance with the terms of the Servicing Agreement, it shall use commercially reasonable efforts, at its sole cost and expense and in its own name, in accordance with industry standards and applicable laws, to promptly and diligently collect and enforce payment of all Borrower Leases to the extent that it is commercially reasonable to do so and in a commercially reasonable manner and defend and hold Borrower and Lender harmless from any and all loss, damage, penalty, fine or expense arising from such collection or enforcement activities;
     (ii) it shall direct all of Borrower’s Account Debtors to remit payments on the Borrower Leases to the Lockbox Account; and
     (iii) in accordance with the Required Procedures, it shall maintain at its chief executive office, and, upon the request of Lender, make available to Borrower and Lender copies of the Borrower Leases and all related documents and instruments, and all files, certificates, correspondence, appraisals, computer programs, accounting records and other information and data relating to the Borrower Leases and other Collateral.
     (b) Borrower shall maintain the Servicing Agreement and the Backup Servicing Agreement in full force and effect until termination of all commitments hereunder and payment in full of the Obligations.
     (c) Borrower and Servicer shall maintain accurate and complete records regarding all Borrower Leases. Servicer shall also maintain accurate and complete records regarding all Leases included in the Managed Portfolio.
     6.6 Maintenance of Properties. Maintain and preserve all of its properties which are necessary or useful in the proper conduct of their businesses in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.
     6.7 Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against any Loan Party, its Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Each Loan Party will and will cause its Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by Applicable Laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof reasonably satisfactory to Lender indicating that such Loan Party and its Subsidiaries have made such payments or deposits, if applicable. Servicer shall cause all sales, use, property and similar taxes collected with respect to Borrower Leases to be reported and remitted to the applicable taxing authorities on a timely basis.
     6.8 Insurance.
          (a) Each of Servicer and Borrower shall maintain, at their respective expense, insurance covering its and its Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Servicer also shall maintain business interruption, public liability, and insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts as are commercially reasonable and with such insurance companies as are reasonably satisfactory to Lender. Borrower shall deliver copies of all such insurance policies to Lender with an endorsement naming Lender as the sole loss payee with respect to the Collateral (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days’ (or 10 days’ with respect to non-payment of premiums) prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever.
               (b) Borrower shall give Lender prompt notice of any loss covered by such insurance. Upon notice to Borrower, Lender shall have the exclusive right to adjust any losses claimed under any such insurance policies in excess of $100,000 (or in any amount after the occurrence and during the continuation of an Event of Default), without any liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Lender to be applied at the option of Lender either to the prepayment of the Obligations or, so long as no Event of Default has occurred and is continuing, such proceeds shall be disbursed to Borrower under staged payment terms reasonably satisfactory to Lender for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction.
               (c) Borrower shall cause Account Debtors obligated on Borrower Leases to maintain casualty insurance with respect to each item of Equipment covered by or securing such Borrower Leases; provided, that, the failure of Account Debtors obligated on Borrower Leases constituting less than 20% of all Borrower Leases (in each case as measured as of any date based on the Net Investment therein) to provide evidence of such insurance shall not constitute a default under this covenant. Such insurance (i) shall cover loss to all Equipment covered by or securing each such Lease, (ii) shall be in an amount not less than the amount required by the Approved Forms, as applicable, and (iii) shall otherwise be in form and substance as required by the Approved Forms, as applicable.
               (d) Neither Servicer nor Borrower will take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Lender is included thereon as an additional insured or loss payee under a lender’s loss payable endorsement. Borrower promptly shall notify Lender whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Lender.
     6.9 Location of Collateral. Keep the Collateral only at the locations identified on Schedule 5.5, in the possession of Account Debtors under Borrower Leases (solely in the case of Leased Equipment), or with the Lender or the Custodian for the benefit of Lender, in the case of Notes and Borrower Leases, and maintain their chief executive offices only at the locations identified on Schedule 5.7(b); provided, however, that Borrower may amend Schedule 5.5 and Schedule 5.7 so long as such amendment occurs by written notice to Lender not less than 30 days prior to the date on which such Collateral is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides to Lender a Collateral Access Agreement with respect to any such location that is or will be Borrower’s chief executive office or at which Borrower’s primary records with respect to the Borrower Leases are or will be maintained.
     6.10 Compliance with Laws. Comply with the requirements of all Applicable Laws, the non-compliance with which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.
     6.11 Leases as Lessee. Pay when due all rents and other amounts payable under any material leases to which it is a party as lessee or by which its properties and assets are bound, unless such payments are the subject of a Permitted Protest.

     6.12 Existence. Each Loan Party shall at all times preserve and keep in full force and effect its valid existence and good standing and any rights and franchises material to its business. Borrower acknowledges that Lender is entering into the Loan Documents in reliance upon Borrower’s identity as a separate legal entity from each of its Affiliates. From and after the Closing Date, Borrower shall conduct its own business in its own name and take all reasonable steps, including, without limitation, all steps that Lender may from time to time reasonably request, to maintain Borrower’s identity and existence as a separate legal entity and to make it manifest to third parties that Borrower is an entity with assets and liabilities distinct from those of its Affiliates and not an operating division of any Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Borrower shall:
               (a) conduct all transactions with its Affiliates (including, without limitation, under the Purchase and Contribution Agreement and the Servicing Agreement, respectively) strictly on an arm’s-length basis and allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Borrower or its Affiliates on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;
               (b) continue to exist as a corporation whose activities are restricted in its bylaws to activities related to purchasing or otherwise acquiring Leases and related Collateral and related assets and rights and conducting any related or incidental business or activities it deems necessary or appropriate to carry out its primary purpose;
               (c) not engage in any activity other than those activities expressly permitted hereunder and under the other Loan Documents, nor enter into any agreement other than this Agreement and the other Loan Documents to which it is a party, and, with the prior written consent of Lender, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;
               (d) conduct its affairs strictly in accordance with its bylaws and observe all necessary, appropriate and customary enterprise formalities, including (i) holding all regular and special director and/or shareholder meetings appropriate to authorize all enterprise action (which, in the case of regular director and/or shareholder meetings, are held at least annually), (ii) keep separate and accurate minutes of such meetings, (iii) pass all resolutions or consents necessary to authorize actions taken or to be taken, and (iv) maintain accurate and separate books, records and accounts, including intercompany transaction accounts;
               (e) act solely in its own name and through its own Authorized Persons and agents, and no Affiliate of Parent or Servicer shall be appointed to act as Borrower’s agent, except as expressly contemplated by this Agreement;
               (f) observe all corporate formalities as a distinct entity, and ensure that all actions relating to the dissolution or liquidation of Borrower or the initiation or participation in, acquiescence in, or consent to any Insolvency Proceeding involving Borrower, are duly authorized by unanimous vote of its managers;
               (g) maintain Borrower’s Books separate from those of its Affiliates and otherwise readily identifiable as its own assets rather than assets of its Affiliates;
               (h) except as herein specifically otherwise provided, not commingle funds or other assets of Borrower with those of any of its Affiliates, and not maintain bank accounts or other depository accounts to which any of its Affiliates is an account party, into which any of its Affiliates makes deposits, or from which any of its Affiliates have the power to make withdrawals;

               (i) not have any assets other than cash, Cash Equivalents, Leases, Leased Equipment, and incidental property as may be necessary for the operation of Borrower;
               (j) pay its own liabilities out of its own funds;
               (k) hold itself out as a separate entity; correct any known misunderstanding regarding its separate identity; and maintain adequate capital in light of its contemplated business operations, but not share any common logo with or hold itself out as or be considered as a department or division of any of its Affiliates or any other Person; and
               (l) not require or permit Borrower to pay or finance any of its Affiliates’ operating expenses not properly allocable to Borrower.
     6.13 Environmental. Keep any property either owned or operated by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests, (c) promptly notify Lender of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within five (5) Business Days of its receipt thereof, provide Lender with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or its Subsidiaries, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.
     6.14 Disclosure Updates. Promptly and in no event later than five (5) Business Days after obtaining knowledge thereof, notify Lender if any written information, exhibit, or report furnished to Lender contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.
     6.15 Formation of Subsidiaries. In the case of Borrower, not to form or acquire any Subsidiary without the prior written consent of Lender, and at the time that Borrower forms any such direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date with the prior written consent of Lender, Borrower shall (a) cause such new Subsidiary to provide to Lender a joinder to this Agreement, together with such other security documents (including mortgages with respect to any Real Property of such new Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Lender a pledge agreement and appropriate certificates and powers or financing statements, hypothecating to Lender all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Lender, and (c) provide to Lender all other documentation, including one or more opinions of counsel satisfactory to Lender, if requested by Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a mortgage). Any document, agreement, or instrument executed or issued in favor of Lender pursuant to this Section 6.15 shall be a Loan Document.
     6.16 Delivery of Leases.
               (a) Concurrently with the acquisition thereof by Borrower, assign each Borrower Lease or conditional sale contract, as the case may be, to Lender or the Custodian for the benefit of Lender, in a form reasonably acceptable to Lender (which assignment may be part of a master assignment of multiple Leases to Lender), unless and until such Lease is released from the Lender’s Lien.
               (b) Deliver to Custodian, for the benefit of Lender, (i) the Original of each Note payable to, or endorsed to, or assigned to, Borrower, endorsed to Lender in accordance with Section 4.2, and (ii) the Original of each Borrower Lease and conditional sales contract, assigned to Lender in accordance with Section 4.2. Without limitation of any of the obligations set forth in Section 3.3(d) or 4.2 or any other applicable provisions of this Agreement or any other Loan Document, upon request of Lender, prepare, execute and deliver to Custodian, for the benefit of Lender, such additional assignments of note and security interests for each Note and Borrower Lease, in a form reasonably acceptable to Lender, which would further evidence the assignment to Lender of such Notes and Borrower Leases.
               (c) Pending the delivery thereof to Custodian, for the benefit of Lender, store in a fireproof vault, file cabinet or equivalent, the Original of all Borrower Leases, Notes and other documents relating to Borrower Leases or which constitute instruments or Chattel Paper subject to Lender’s Lien.
     6.17 Collateral Access. Borrower will cause to be maintained in full force and effect a Collateral Access Agreement with respect to any location that is or will be Borrower’s chief executive office or at which Borrower’s primary Books with respect to the Borrower Leases are or will be maintained.
     6.18 Servicing. Servicer will service the Borrower Leases in accordance with the Servicing Agreement and Required Procedures.
     6.19 Lease Documents. All Lease Documents relating to Borrower Leases in the conduct of its business shall be in form and substance and in all respects consistent with commercial lease documentation that would be used by a prudent lessor in the same or similar circumstances.
     6.20 Required Hedging Program. Borrower shall maintain one or more interest rate protection Hedge Agreements with counterparties approved by Lender, in its Permitted Discretion, so that the Net Interest Margin, as measured at the end of each calendar quarter ending on or after March 31, 2010, is not less than five and one-half percent (5.50%). As used herein: (a) “Net Interest Margin” shall mean, as of any date of determination, the percentage obtained by dividing (i) Net Interest Income during the Measurement Period then ended, by (ii) Borrower’s average monthly aggregate net investment in Borrower Leases during the Measurement Period then ended, in each case as determined in accordance with GAAP; (b) “Measurement Period” shall mean (i) in the case of the March 31, 2010 determination date, the six month period then ended, (ii) in the case of the June 30, 2010 determination date, the nine month period then ended, and (iii) in the case of each subsequent determination date, the twelve month period then ended; and (c) “Net Interest Income” shall mean, for any Measurement Period, the remainder of (i) the aggregate amount of Borrower’s gross interest income from Borrower Leases during the Measurement Period then ended, minus (ii) Borrower’s aggregate gross interest expense during the Measurement Period then ended; provided, that, Net Interest Income for the Measurement Periods ending on March 31, 2010 and June 30, 2010 shall be calculated on an annualized basis by multiplying the Net

Interest Income for the applicable Measurement Period by 2 (in the case of the Measurement Period ending on March 31, 2010) or 1.333 (in the case of the Measurement Period ending on June 30, 2010).
     6.21 Notice of Default Under Asset-Backed Facility Documents. Within two (2) Business Days of receipt of notice thereof, Originator shall promptly notify Lender of any event of default in existence or continuing under any of the Asset-Backed Facility Documents.
7. NEGATIVE COVENANTS.
               Each Loan Party covenants and agrees that, so long as any credit hereunder shall be available and until termination of this Agreement and payment in full of the Obligations, neither Borrower, Servicer (solely as to Sections 7.3, 7.5, 7.6, 7.8, 7.9, 7.11, 7.16, 7.17(a), 7.18(b), 7.18(c), 7.19 and 7.20) or Parent (solely as to Sections 7.3, 7.5, 7.6, 7.8, 7.9, 7.11, 7.16, 7.18(a), 7.19 and 7.20) will do any of the following:
     7.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:
               (a) Indebtedness evidenced by this Agreement and the other Loan Documents,
               (b) Subordinated Debt,
               (c) endorsement of instruments or other payment items for deposit, and
               (d) Indebtedness incurred in connection with permitted Hedge Agreements.
     7.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
     7.3 Restrictions on Fundamental Changes.
               (a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock.
               (b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).
               (c) Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.
     7.4 Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its assets.
     7.5 Change Name. Change its name, federal employer identification number, organizational identification number, state of organization or organizational identity; provided, however, that a Person may change its name upon at least 30 days’ prior written notice to Lender of such change and so long as, at the time of such written notification, Borrower provides any financing statements necessary to perfect and continue perfected the Lender’s Liens.
     7.6 Nature of Business. Make any material change in the nature of its business or operations.

     7.7 Prepayments and Amendments.
               (a) Optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower or its Subsidiaries (other than Subordinated Debt), other than the Obligations in accordance with this Agreement.
               (b) Prepay, redeem, defease, or purchase any Subordinated Debt, or make any payment of principal thereof or interest thereon, or any distribution in respect thereof, unless permitted pursuant to a Subordination Agreement.
     7.8 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control without the prior, written consent of Lender.
     7.9 Approved Forms; Required Procedures; Selection Criteria.
               (a) Make any amendments or modifications to the Purchase and Contribution Agreement or any Purchase Date Notice except with the prior written consent of Lender.
               (b) Make any changes or revisions in any material respect to the Approved Forms or the Required Procedures without advance notice to Lender and, to the extent required under the respective definitions of “Approved Forms” and “Required Procedures”, consent by Lender.
               (c) Use or permit to be used any agreements, forms, or other documents other than the Approved Forms in connection with Borrower Leases.
               (d) Select Leases for acquisition by Borrower in a manner that is adverse to Lender, in Lender’s reasonable judgment.
               (e) Allocate Leases in the Managed Portfolio between Borrower on the one hand and Parent, Servicer and other Affiliates of Servicer and Parent on the other in a manner that is adverse to Lender, in Lender’s reasonable judgment.
               (f) With respect to Leases in the Managed Portfolio (other than Borrower Leases), use eligibility and underwriting criteria that are more restrictive than the eligibility and underwriting criteria used with respect to Borrower Leases or used under this Agreement.
     7.10 Restricted Payments. Make any Restricted Payment; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing or would occur as a result thereof and Lender shall have received the financial statements required by Section 6.3(a) for the most recently completed calendar month for which financial statements are due hereunder, then Borrower may make dividends, distributions, or payments with respect to redemptions to holders of Stock of such Borrower, provided, that, in each case on a pro forma basis, after giving effect to any such payment and any Advance made or other Indebtedness incurred in connection therewith, (a) Borrower shall be in compliance with the financial covenants set forth in Section 7.17 (measured as if the making of any such payment and incurrence of such Advance or other Indebtedness had occurred on the last day of the most recently completed calendar month for which financial statements are due hereunder), (b) Availability is at least $1,000,000, and (c) on or prior to the date of each such payment, Borrower shall have delivered to Lender, in form and detail reasonably satisfactory to Lender, a certification by an Executive Officer of Borrower that, immediately after giving effect to such payment and any Advance made or other Indebtedness incurred in connection therewith, (i) no Default or Event of Default shall have occurred and be continuing and (ii) Borrower shall be in pro forma compliance with the requirements of clauses (a) and (b).
     7.11 Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Loan Parties’ or their Subsidiaries’ accounting records without said accounting firm or service bureau agreeing to provide Lender information regarding Loan Parties’ and their Subsidiaries’ financial condition.
     7.12 Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Borrower shall not establish or maintain any Deposit Account or Securities Account unless Lender shall have received a Control Agreement in respect of such Deposit Account or Securities Account.
     7.13 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for transactions that (a) are in the ordinary course of Borrower’s business, (b) are upon fair and reasonable terms, (c) are fully disclosed to Lender, and (d) are no less favorable to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate.
     7.14 Suspension. Suspend or go out of a substantial portion of its business.
     7.15 Use of Proceeds. Use the proceeds of the Advances for any purpose other than (i) to acquire Eligible Leases from Originator, (ii) to make Restricted Payments that are permitted in accordance with the terms and conditions of Section 7.10, or (iii) to use for working capital purposes in accordance with the terms and conditions hereof.
     7.16 Location of Collateral. Store any Collateral at any time now or hereafter with a bailee, warehouseman, or similar party, other than with the Custodian for the benefit of Lender.
     7.17 Financial Covenants of Borrower.
               (a) Minimum Borrower Tangible Net Worth. Borrower shall not fail to maintain Tangible Net Worth of at least the greater of (i) $5,000,000, and (ii) the amount necessary to maintain compliance with the Borrowing Base; provided, that, as of the date of the making of any Capitalization Event Distribution and the last day of each calendar quarter ending thereafter, Borrower and Servicer shall also be required to maintain a Tangible Net Worth, as calculated on a consolidated basis for Borrower and Servicer (without inclusion of any of the Securitization Subsidiaries), of at least $15,000,000.
               (b) Maximum Borrower Senior Leverage Ratio. Borrower shall not permit the Borrower Senior Leverage Ratio on the last day of any calendar quarter to exceed 4.0 to 1.0.
               (c) Minimum Borrower Interest Coverage Ratio. Borrower shall not permit the Borrower Interest Coverage Ratio (i) measured on the last day of each calendar quarter ending on or after December 31, 2009 for the four quarter period then ended, to be less than 1.5 to 1.0, or (ii) measured on the last day of each calendar quarter ending on or after December 31, 2009 for the one quarter period then ended, to be less than 1.25 to 1.0.

               (d) Maximum Borrower Portfolio Delinquency Ratio. Borrower shall not permit, on the last day of any calendar month, the ratio of (i) the aggregate Contract Balance Remaining for all Delinquent Leases in the Borrower Portfolio, as determined on such date, to (ii) the aggregate Contract Balance Remaining for all Leases in the Borrower Portfolio, as determined on such date, to exceed three and one-half percent (3.5%).
               (e) Maximum Borrower Portfolio Default/Charge-Off Ratio. Borrower shall not permit, on the last day of any calendar month, the ratio of (i) the aggregate net investment (determined in accordance with GAAP) for all Leases in the Borrower Portfolio that were Defaulted Leases (under clause (a) or (c) of the definition thereof) as of such date or became Defaulted Leases (under clause (b) of the definition thereof) during the twelve-month period then ended, to (ii) the average monthly aggregate net investment (determined in accordance with GAAP) for all Leases in the Borrower Portfolio during such twelve-month period then ended, to exceed three percent (3.0%).
               (f) Cumulative Borrower Portfolio Gross Static Losses. Borrower shall not permit, on the last day of any calendar quarter ending on or after December 31, 2009, the Static Pool Loss Ratio for the Borrower Portfolio to exceed (i) two and one-half percent (2.50%) with respect to Leases originated or acquired during the twelve month period ending on the last day of such calendar quarter, (ii) four and one-tenth percent (4.10%) with respect to Leases originated or acquired during the thirteenth through twenty-fourth month period preceding the last day of such calendar quarter, or (iii) five and one-quarter percent (5.25%) with respect to Leases originated or acquired prior to the period described in clause (ii) above.
     7.18 Financial Covenants of Parent and Servicer.
               (a) Minimum Parent Consolidated Tangible Net Worth. Parent shall not fail to maintain Tangible Net Worth as of the last day of any calendar quarter ending on or after December 31, 2009 of at least the sum of (i) $138,000,000, plus (ii) 50% of Parent’s consolidated net income from operations (excluding noncash profits and losses associated with Hedge Agreements), if positive, for each calendar quarter ending on or after September 30, 2009.
               (b) Maximum Servicer Senior Leverage Ratio. Servicer shall not permit the Servicer Senior Leverage Ratio (i) on the last day of any calendar quarter ending on or after December 31, 2009 but prior to the making of the initial Capitalization Event Distribution, to exceed 4.0 to 1.0, and (ii) as of the date of the making of any Capitalization Event Distribution and the last day of each calendar quarter ending thereafter, to exceed 5.0 to 1.0.
               (c) Minimum Servicer Interest Coverage Ratio. Servicer shall not permit the Servicer Interest Coverage Ratio (i) measured on the last day of each calendar quarter ending on or after December 31, 2009 for the four quarter period then ended, to be less than 1.15 to 1.0, or (ii) measured on the last day of each calendar quarter ending on or after December 31, 2009 for the one quarter period then ended, to be less than 1.0 to 1.0.
     7.19 Financial Covenants — Managed Portfolio.
               (a) Maximum Managed Portfolio Delinquency Ratio. The Loan Parties shall not permit, on the last day of any calendar month, the ratio of (i) the aggregate Contract Balance Remaining for all Delinquent Leases in the Managed Portfolio, as determined on such date, to (ii) the aggregate Contract Balance Remaining for all Leases in the Managed Portfolio, as determined on such date, to exceed three and one-half percent (3.5%).

               (b) Maximum Managed Portfolio Default/Charge-Off Ratio. The Loan Parties shall not permit, on the last day of any calendar month ending on or after December 31, 2009, the ratio of (i) the aggregate net investment (determined in accordance with GAAP) for all Leases in the Managed Portfolio that were Defaulted Leases (under clause (a) or (c) of the definition thereof) as of such date or became Defaulted Leases (under clause (b) of the definition thereof) during the twelve-month period then ended, to (ii) the average monthly aggregate net investment (determined in accordance with GAAP) for all Leases in the Managed Portfolio during such twelve-month period then ended, to exceed seven percent (7.0%).
               (c) Cumulative Managed Portfolio Gross Static Losses. The Loan Parties shall not permit, on the last day of any calendar quarter ending on or after December 31, 2009, the Static Pool Loss Ratio for the Managed Portfolio to exceed (i) two and one-half percent (2.50%) with respect to Leases originated or acquired during the twelve month period ending on the last day of such calendar quarter, (B) five and one-quarter percent (5.25%) with respect to Leases originated or acquired during the thirteenth through twenty-fourth month period preceding the last day of such calendar quarter, or (iii) seven percent (7.00%) with respect to Leases originated or acquired prior to the period described in clause (ii) above.
     7.20 Asset-Backed Facilities. Directly or indirectly become a party to, enter into, amend, modify, alter or change, or permit any Securitization Subsidiary to directly or indirectly become a party to, enter into, amend, modify, alter or change, any Asset-Backed Facility or any Asset-Backed Facility Document with respect thereto (i) if the effect thereof would be to establish or increase any recourse against any Loan Party thereunder, (ii) if the eligibility and underwriting criteria applicable to such Securitization Subsidiary or Asset-Backed Facility would be more restrictive than the eligibility and underwriting criteria applicable to Borrower or under this Agreement, unless either (A) such more restrictive criteria are made applicable to Borrower and this Agreement pursuant to an agreement acceptable to Lender or (B) Lender otherwise consents thereto in writing in its sole discretion, or (iii) if, at or prior to the time thereof, the Loan Parties fail to deliver a copy of all Asset-Backed Facility Documents (and amendments, modifications and supplements thereto) with respect to such Asset-Backed Facility to Lender.
8. EVENTS OF DEFAULT.
               Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
     8.1 If Borrower fails to pay (a) when due and payable, or when declared due and payable, all or any portion of the principal of, or interest on, the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), or (b) within ten (10) days after Lender sends an invoice therefor, any fees and charges due Lender, reimbursement of Lender Expenses, or other amounts constituting Obligations);
     8.2 If any Loan Party fails to (a) perform, keep, or observe any covenant or other provision contained in Sections 6.2, 6.3, 6.4, 6.7, 6.8, 6.9, 6.10 or 6.11 hereof and such failure is not cured within ten (10) days after the date on which such failure first occurs (provided that such cure period shall not apply with respect to any failure that is not capable of cure within such ten (10) day period), (b) perform, keep, or observe any covenant or other provision contained in Section 2.6, Section 6 (other than a subsection of Section 6 that is expressly dealt with in clause (a) of this Section 8.2), or Section 7 of this Agreement or any comparable provision contained in any of the other Loan Documents, or (c) perform, keep, or observe any covenant or other provision contained in any Section of this Agreement (other than a Section that is expressly dealt with in clause (a) or (b) of this Section 8.2) or any provision of any other Loan Document (other than any failure which constitutes a default under any other Section of this

Agreement or an Event of Default under any other Section of this Article 8), and such failure continues for a period of fifteen (15) Business Days after the date on which such failure first occurs (provided that such cure period shall not apply with respect to any failure that is not capable of cure within such fifteen (15) Business Day period);
     8.3 If any material portion of any Loan Party’s assets is attached, seized, subjected to a writ or distress warrant or levied upon, in each case, which is not satisfied, stayed, vacated, dismissed, or discharged by the earlier of (i) thirty (30) days after being issued and (ii) the date upon which any rights against any such assets may be exercised;
     8.4 If an Insolvency Proceeding is commenced by any Loan Party;
     8.5 If an Insolvency Proceeding is commenced against any Loan Party, and any of the following events occur: (a) such Person consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligations to extend credit hereunder, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligation to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Person, or (e) an order for relief shall have been entered therein;
     8.6 If any Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;
     8.7 If a notice of Lien, levy, or assessment is filed of record with respect to any of any Loan Party’s assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of any Loan Party’s assets and the same is not paid before such payment is delinquent;
     8.8 If (a) one or more judgments or claims in an aggregate amount in excess of $750,000 becomes a Lien or encumbrance upon any portion of Borrower’s assets or any Collateral, or (b) one or more judgments or claims in an aggregate amount in excess of $1,000,000 becomes a Lien or encumbrance upon any portion of any other Loan Party’s assets;
     8.9 If there is a default or event of default with respect to (a) any Subordinated Debt, (b) other Indebtedness with an aggregate principal balance in excess of $5,000,000 owing by any Loan Party or one of its Subsidiaries (other than any Securitization Subsidiary the obligations of which are non-recourse to the Loan Parties), or (c) any other agreement to which any Loan Party or any of its Subsidiaries is a party the termination of which is reasonably likely to result in a Material Adverse Change, and such default or event of default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of any Loan Party’s or such Subsidiary’s obligations thereunder, to terminate such agreement or to refuse to renew such agreement in accordance with an automatic renewal right therein;
     8.10 If any Loan Party is requested, at any time, to make any payment in excess of $750,000 under any guaranty of any Asset-Backed Facility or with respect to any representation or warranty made by any Loan Party in connection with any Asset-Backed Facility;

     8.11 If any Loan Party makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;
     8.12 If any misstatement or misrepresentation exists, in any material respect, as of the date when made or deemed made, in any warranty, representation, statement, or Record made to Lender by any Loan Party or any officer, employee, agent, or director of any Loan Party; provided, that, no breach shall be deemed to occur hereunder in respect of any representation or warranty relating to any Lease, if such breach is unintentional and such Lease is repurchased by Originator within ten (10) days after discovery of such breach for the applicable Repurchase Price;
     8.13 If any Executive Officer shall become unable to perform, or cease to be employed in, his current position with Borrower or Servicer and shall not be replaced within 120 days with a person or persons with skills and experience appropriate for performing the duties of the applicable position;
     8.14 If this Agreement or any other Loan Document that purports to create a Lien shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby, except as a result of a Permitted Disposition;
     8.15 Any of the other Loan Documents are amended, modified or terminated without the consent of Lender;
     8.16 The occurrence of a Servicer Termination Event;
     8.17 If (a) any material provision of any Loan Document shall at any time for any reason be declared to be null and void, (b) the validity or enforceability of any provision of any Loan Document shall be contested by any Obligor thereon, (c) a proceeding shall be commenced by any Obligor, or by any Governmental Authority having jurisdiction over any Obligor, seeking to establish the invalidity or unenforceability of any provision of any Loan Document, or (d) any Obligor shall deny that such Obligor has any liability or obligation purported to be created under any Loan Document;
     8.18 A Material Adverse Change occurs since August 31, 2009; or
     8.19 The occurrence of a Change of Control.
9. LENDER’S RIGHTS AND REMEDIES.
     9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Lender (at its election but without notice of its election and without demand) may do any one or more of the following, all of which are authorized by each Loan Party:
               (a) Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;
               (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Lender;

               (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting any of the Lender’s Liens in the Collateral and without affecting the Obligations;
               (d) Settle or adjust disputes and claims directly with Borrower’s Account Debtors for amounts and upon terms which Lender considers advisable, and in such cases, Lender will credit Borrower’s Loan Account with only the net amounts received by Lender in payment of any disputed Accounts and Leases after deducting all Lender Expenses incurred or expended in connection therewith;
               (e) Exercise or assign any and all rights to collect, manage, and service the Borrower Leases, including, (i) receive, process and account for all Collections, (ii) terminate the Servicing Agreement and assign servicing responsibilities to Backup Servicer or another replacement servicer acceptable to Lender, (iii) without notice to or demand upon any Loan Party, make any payments as are reasonably necessary or desirable in connection with the Servicing Agreement, or any other agreement that Lender enters into with Borrower, Backup Servicer or any other replacement servicer, and (iv) take all lawful actions and procedures which Lender or such assignee deems necessary to collect the amounts due to Borrower in connection with all Borrower Leases (all amounts incurred by Lender pursuant to this clause (e) shall be Lender Expenses);
               (f) Enforce any and all rights of Borrower under any Borrower Lease Documents;
               (g) Without notice to or demand upon any Loan Party, make such payments and do such acts as Lender considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender at a place that Lender may designate which is reasonably convenient to both parties. Borrower authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Lender’s determination, in Lender’s Permitted Discretion, appears to conflict with the priority of Lender’s Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Borrower’s Loan Account therefor. With respect to any of Borrower’s owned or leased premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;
               (h) Without notice to any Loan Party (such notice being expressly waived), and without constituting an acceptance or retention of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender or any of its Affiliates (including any amounts received or held in the Lockbox Account, the Collection Account or any other Deposit Account of Borrower), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;
               (i) Hold, as cash collateral, any and all balances and deposits of Borrower held by Lender or any of its Affiliates, and any amounts received or held in the Lockbox Account, the Collection Account or any other Deposit Account of Borrower, to secure the full and final repayment of all of the Obligations;
               (j) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Borrower hereby grants to Lender a non-exclusive license or other right to use, without charge, Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any

Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit, on a non-exclusive basis;
               (k) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;
               (l) Except in those circumstances where no notice is required under the Code, Lender shall give notice of the disposition of the Collateral as follows:
          (i) Lender shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made; and
          (ii) The written notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;
               (m) Lender may credit bid and purchase at any public sale;
               (n) Lender may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;
               (o) Exercise any and all rights of Borrower and Servicer under the Servicing Agreement or assume or assign any and all rights and responsibilities to collect, manage, and service the Leases, including without limitation, (i) the responsibility for the receipt, processing and accounting for all payments on account of the Borrower Leases, (ii) periodically sending demand notices and statements to the Account Debtors, (iii) enforcing legal rights with respect to the Borrower Leases, including hiring attorneys to do so to the extent Lender or such assignee deems such engagement necessary, and (iv) taking all lawful actions and procedures which Lender or such assignee deems necessary to collect the Borrower Leases, and all such amounts shall be Lender Expenses; and
               (p) Lender shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.
               The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to any Loan Party or any other Person or any act by the Lender, Lender’s obligation to extend credit hereunder shall terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.
     9.2 Special Rights of the Lender in Respect of Leases. Without limiting Section 9.1 hereof, upon the occurrence and during the continuation of any Event of Default, Lender shall have the right to take such action as Lender may deem necessary in its sole discretion to preserve the ongoing performance and enforceability of any Borrower Lease and preserve the value thereof, respectively, including without limitation, taking any action that Borrower or Servicer is required or authorized to take in respect thereof or to otherwise properly service same, or contract with any Person to take or perform any such actions. In the event Lender exercises its right under this Section 9.2 after the occurrence and during the continuation of any Event of Default, Borrower and Servicer agree to deliver to Lender originals or copies of all credit files, correspondence and other information in possession of Borrower and Servicer regarding all Account Debtors and Borrower Leases. Borrower and Servicer each hereby grants to Lender a special power of attorney (which shall be irrevocable, coupled with an interest and include power of substitution) to take any action authorized in this Section 9.2. Any advances, payments or other costs or expenses made or incurred by Lender in taking any action authorized under this Section 9.2 shall be included within the Obligations and reimbursed to Lender on demand or, at Lender’s discretion, charged and treated as Advances. Lender’s rights under this Section 9.2 are cumulative of all other rights of Lender under the Loan Documents and may be exercised in whole or in part, in Lender’s discretion. Lender shall have no obligation to take any action under this Section 9.2, and no undertaking by Lender under this Section 9.2 shall obligate Lender to continue any such action or to take any other or additional action under this Agreement.
     9.3 Remedies Cumulative. The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.
10. TAXES AND EXPENSES.
               If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Lender, in its sole discretion and without prior notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves against the Borrowing Base or the Maximum Revolver Amount as Lender deems necessary to protect Lender from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Lender deems prudent. Any such amounts paid by Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement. Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.
11. WAIVERS; INDEMNIFICATIONS.
     11.1 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, Chattel Paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.
     11.2 Lender’s Liability for Collateral. Borrower hereby agrees that: (a) so long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.
     11.3 Indemnification. Borrower shall pay, indemnify, defend, and hold the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys’ fees and disbursements and other reasonable costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby (including but not limited to those arising from Borrower’s acquisition of the Borrower Leases or other property from any Person) or the monitoring of Borrower’s and its Subsidiaries’ compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (all the foregoing, collectively, the “Indemnified Liabilities”). This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON. The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person.
12. NOTICES.
               Unless otherwise provided in this Agreement, all notices or demands by any Loan Party or Lender to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as the Loan Parties or Lender, as applicable, may designate to each other in accordance herewith), or telefacsimile to the Loan Parties or Lender, as the case may be, at its address set forth below:

If to any Loan Party:	Marlin Leasing Corporation 300 Fellowship Road Mt. Laurel, NJ 08054 Attn: George D. Pelose, General Counsel Fax No. 856-813-2702

Email: gpelose@marlinleasing.com

with copies to:	Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, NY 10019 Attn: Christopher DiAngelo Fax No. 212-259-6719 Email: cdiangelo@dl.com

If to Lender:	Wells Fargo Foothill, LLC 14241 Dallas Parkway, Suite 1300 Dallas, Texas 75254 Attn: Loan Portfolio Manager — Marlin Fax No.: 972-387-4375 Email: steven.langan@wellsfargo.com

with copies to:	Greenberg Traurig, LLP 3290 Northside Parkway, Suite 400 Atlanta, Georgia 30327 Attn: Michael Leveille Fax No.: 678-553-7315 Email: leveillem@gtlaw.com
Each of Lender and the Loan Parties may change the address at which it is to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Lender in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail (as specified in the first paragraph of this Section above) and shall be as effective if sent by telefacsimile or other electronic transmission as notice or demand sent by any other method. Each Loan Party acknowledges and agrees that notices sent by Lender in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail (as specified in the first paragraph of this Section above) or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above. Each notice, demand and report sent by a party by electronic transmission shall be effective as a notice, demand or report from such party.
13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
               (a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.
               (b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE

EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY AND LENDER WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).
               (c) EACH LOAN PARTY AND LENDER HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH LOAN PARTY AND LENDER REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
14. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
     14.1 Assignments and Participations.
               (a) Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations and the other rights and obligations of Lender hereunder and under the other Loan Documents; provided, however, that Borrower may continue to deal solely and directly with Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower by Lender and the Assignee, and (ii) Lender and its Assignee have delivered to Borrower an assignment and acceptance. Anything contained herein to the contrary notwithstanding, the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.
               (b) From and after the date that Lender provides Borrower with such written notice and executed assignment and acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment and acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such assignment and acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an assignment and acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 16.8 of this Agreement.

               (c) Immediately upon Borrower’s receipt of such fully executed assignment and acceptance agreement, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the rights and duties of Lender arising therefrom.
               (d) Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of Lender (a “Participant”) participating interests in Obligations and the other rights and interests of Lender hereunder and under the other Loan Documents; provided, however, that (i) Lender shall remain the “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower and Lender shall continue to deal solely and directly with each other in connection with Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) Lender shall not transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through Lender and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to Borrower, the Collections of Borrower or its Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by Lender.
               (e) In connection with any such assignment or participation or proposed assignment or participation, Lender may, subject to the provisions of Section 16.8, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.
               (f) Any other provision in this Agreement notwithstanding, Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR § 203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under Applicable Law.
     14.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by Lender shall release Borrower from its Obligations, except to the extent expressly provided to the contrary in such consent. Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.
15. AMENDMENTS; WAIVERS.
     15.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements), and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Lender and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     15.2 No Waivers; Cumulative Remedies. No failure by Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Lender on any occasion shall affect or diminish Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.
16. GENERAL PROVISIONS.
     16.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by each of Borrower and Lender.
     16.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
     16.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against Lender or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
     16.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
     16.5 Withholding Taxes. All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrower shall comply with the penultimate sentence of this Section 16.5, “Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of Lender) and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.5 after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts if the increase in such amount payable results from Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrower will furnish to Lender as promptly as possible after the date the payment of any Tax is due pursuant to Applicable Law certified copies of tax receipts evidencing such payment by Borrower.
     16.6 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile, “.pdf file” or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile, “.pdf file” or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
     16.7 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or any guarantor or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
     16.8 Confidentiality. Lender agrees that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets and existing and contemplated business plans shall be treated by Lender in a confidential manner, shall not be used for the purpose of competing with Borrower, and shall not be disclosed by Lender to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to Lender, (b) to Subsidiaries and Affiliates of Lender (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 16.8, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Borrower or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Lender or any Person to whom Lender has disclosed such information), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section 16.8, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 16.8 shall survive for 2 years after the payment in full of the Obligations.

     16.9 Integration; Construction of Inconsistent Provisions in Loan Documents. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. In the event any provision of the Loan Documents (other than this Agreement) is inconsistent or conflicts with the provisions of this Agreement, the provisions of this Agreement shall govern and prevail.
     16.10 Patriot Act Notice. Lender (for itself and not on behalf of any other party) hereby notifies Borrower that, pursuant to the requirements of the Patriot Act (as defined in Section 5.22), Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Lender to identify the Borrower in accordance with the Patriot Act.
     16.11 Nonpetition. During the term of this Agreement and for one (1) year and one (1) day after payment in full of the Obligations, neither Originator, Parent nor their Affiliates will file any involuntary petition or otherwise institute any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law against the Borrower.
[Signatures Contained on Next Page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

MARLIN RECEIVABLES CORP., a Nevada corporation, as Borrower

By:

Name:
Title:

MARLIN LEASING CORPORATION, a Delaware corporation, as Originator, Servicer and Guarantor

By:

Name:
Title:

MARLIN BUSINESS SERVICES CORP., a Pennsylvania corporation, as Guarantor

By:

Name:
Title:

WELLS FARGO FOOTHILL LLC, a Delaware limited liability company, as Lender

By:

Name:
Title:
Signature Page to Loan and Security Agreement